Exhibit 99.1

Item 8.    Financial Statements and Supplementary Data

BLOCKBUSTER INC.

Some supplementary financial statement schedules have been omitted because the information required to be set forth therein is either not applicable or is shown in the consolidated financial statements or notes thereto.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of Blockbuster Inc.:

We have completed an integrated audit of Blockbuster Inc.’s 2004 consolidated financial statements and of its internal control over financial reporting as of December 31, 2004 and audits of its 2003 and 2002 consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our opinions, based on our audits, are presented below.

Consolidated financial statements

In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Blockbuster Inc. and its subsidiaries at December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Notes 1 and 4 to the consolidated financial statements, the Company adopted the expense recognition provisions of Financial Accounting Standards Board Interpretation No. 28, Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans, as of January 1, 2004. As discussed in Notes 1 and 4 to the consolidated financial statements, the Company adopted the provisions of Statement of Financial Accounting Standards No. 123 (revised 2004), Share Based Payment, as of October 1, 2004. As discussed in Note 1 to the consolidated financial statements, the Company adopted the provisions of Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations, as of January 1, 2003. As discussed in Notes 1 and 2 to the consolidated financial statements, the Company adopted the provisions of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, as of January 1, 2002.

Additionally, as discussed in Note 1 to the consolidated financial statements, the Company has restated its 2003 and 2002 financial statements.

As discussed in paragraphs 3, 4 and 5 of Note 13 to the consolidated financial statements, on August 8, 2005 the Company obtained amended covenants under its credit agreement which prevented covenant violations as of September 30, 2005. On November 4 , 2005 the Company obtained a commitment from its lenders to revise the covenants. These revised covenants, however, become effective only upon the Company having consummated either (a) the issuance and sale of shares of the Company’s common stock or convertible preferred stock or (b) other equity arrangements satisfactory to a majority of lenders, in either case for gross cash proceeds to the Company of at least $100,000,000 and otherwise on terms reasonably satisfactory to the administrative agent under the credit agreement. In the absence of the effectiveness of these revised covenants, management believes it is probable that the Company could fail to meet the financial covenants of the credit agreement at December 31, 2005 and future covenant measurement dates.

Internal control over financial reporting

Also, we have audited management’s assessment, included in Management’s Report on Internal Control Over Financial Reporting appearing under Item 9A, that Blockbuster Inc. did not maintain effective internal control over financial reporting as of December 31, 2004, because the Company did not maintain effective controls over its selection and application of accounting policies related to leasehold improvements and tenant allowances, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express opinions on management’s assessment and on the effectiveness of the Company’s internal control over financial reporting based on our audit.

We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

A material weakness is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. The following material weakness has been identified and included in management’s assessment. As of December 31, 2004, management has concluded that the Company’s controls over the selection and application of its accounting policies related to leasehold improvements and tenant allowances were ineffective to ensure that such transactions were recorded in accordance with accounting principles generally accepted in the United States of America. Specifically, the deficiency in the Company’s controls over the selection and application of its accounting policies failed to identify misstatements in property and equipment, deferred rent liability, rent expense and depreciation expense, which resulted in restatements of the Company’s 2003 and 2002 annual consolidated financial statements and 2004 and 2003 interim consolidated financial statements, and adjustments to the Company’s fourth quarter 2004 consolidated financial statements. Additionally, this control deficiency could result in a misstatement of property and equipment, deferred rent liability, rent expense and depreciation expense that would result in a material misstatement to annual or interim financial statements that would not be prevented or detected. Accordingly, management has concluded that this control deficiency constitutes a material weakness. This material weakness was considered in determining the nature, timing, and extent of audit tests applied in our audit of the 2004 consolidated financial statements, and our opinion regarding the effectiveness of the Company’s internal control over financial reporting does not affect our opinion on those consolidated financial statements.

In our opinion, management’s assessment that Blockbuster Inc. did not maintain effective internal control over financial reporting as of December 31, 2004, is fairly stated, in all material respects, based on criteria established in Internal Control—Integrated Framework issued by the COSO. Also, in our opinion, because of the effect of the material weakness described above on the achievement of the objectives of the control criteria, Blockbuster Inc. has not maintained effective internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control—Integrated Framework issued by the COSO.

PricewaterhouseCoopers LLP

Dallas, Texas

March 29, 2005, except as to the 3rd, 4th and

5th paragraphs of Note 13, which are as of

November 8, 2005

BLOCKBUSTER INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share amounts)

	Year Ended December 31,
	2004	2003	2002
		Restated	Restated
Revenues:
Base rental revenues	$3,806.2	$3,811.4	$3,720.9
Extended viewing fee revenues	622.4	722.1	739.5

Total rental revenues	4,428.6	4,533.5	4,460.4
Merchandise sales	1,532.6	1,281.6	1,019.7
Other revenues	92.0	96.6	85.8

	6,053.2	5,911.7	5,565.9

Cost of sales:
Cost of rental revenues	1,250.7	1,362.1	1,513.8
Cost of merchandise sold	1,190.7	1,027.7	844.9

	2,441.4	2,389.8	2,358.7

Gross profit	3,611.8	3,521.9	3,207.2

Operating expenses:
General and administrative	2,835.2	2,605.9	2,369.5
Share-based compensation	18.3	—	—
Advertising	257.4	179.4	249.2
Depreciation	247.4	266.0	239.1
Impairment of goodwill and other long-lived assets	1,504.4	1,304.9	—
Amortization of intangibles	2.3	2.4	1.7

	4,865.0	4,358.6	2,859.5

Operating income (loss)	(1,253.2)	(836.7)	347.7
Interest expense	(38.1)	(33.1)	(49.5)
Interest income	3.6	3.1	4.1
Other items, net	1.6	(0.4)	2.9

Income (loss) before income taxes	(1,286.1)	(867.1)	305.2
Benefit (provision) for income taxes	37.3	(106.5)	(107.1)
Equity in loss of affiliated companies, net of tax	—	(0.7)	(2.2)

Income (loss) before cumulative effect of change in accounting principle	(1,248.8)	(974.3)	195.9
Cumulative effect of change in accounting principle, net of tax	—	(4.4)	(1,817.0)

Net loss	$(1,248.8)	$(978.7)	$(1,621.1)

Income (loss) per share before cumulative effect of change in accounting principle:
Basic	$(6.89)	$(5.41)	$1.10

Diluted	$(6.89)	$(5.41)	$1.08

Cumulative effect of change in accounting principle per share:
Basic	$—	$(0.02)	$(10.17)

Diluted	$—	$(0.02)	$(10.01)

Net loss per share:
Basic	$(6.89)	$(5.43)	$(9.08)

Diluted	$(6.89)	$(5.43)	$(8.93)

Weighted average shares outstanding:
Basic	181.2	180.1	178.6

Diluted	181.2	180.1	181.6

Recurring cash dividends per common share	$0.08	$0.08	$0.08

Special distribution per common share	$5.00	$—	$—

The accompanying notes are an integral

part of these consolidated financial statements.

BLOCKBUSTER INC.

CONSOLIDATED BALANCE SHEETS

(In millions, except per share amounts)

	December 31,
	2004	2003
		Restated
Assets
Current assets:
Cash and cash equivalents	$330.3	$233.4
Receivables, less allowances of $14.5 and $13.0 for 2004 and 2003, respectively	177.8	183.7
Merchandise inventories	516.6	415.1
Prepaid and other current assets	193.0	128.1

Total current assets	1,217.7	960.3
Rental library	457.6	354.4
Receivable from Viacom, net	2.6	3.5
Property and equipment, net	854.0	787.3
Deferred tax asset	87.0	—
Intangibles, net	34.5	34.4
Goodwill	1,138.5	2,627.7
Other assets	71.5	54.4

	$3,863.4	$4,822.0

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$721.8	$565.1
Accrued expenses	697.3	610.2
Current portion of long-term debt	5.8	124.1
Current portion of capital lease obligations	19.7	20.7
Deferred taxes	4.8	3.3

Total current liabilities	1,449.4	1,323.4
Long-term debt, less current portion	1,044.9	0.7
Capital lease obligations, less current portion	74.8	74.4
Deferred taxes	—	9.3
Deferred rent liability	69.2	71.1
Other liabilities	162.2	154.7

	2,800.5	1,633.6

Commitments and contingencies (Note 9)
Stockholders’ equity:
Preferred stock, par value $0.01 per share: 100.0 shares authorized; no shares issued or outstanding	—	—
Class A common stock, par value $0.01 per share; 400.0 shares authorized; 111.7 and 36.9 shares issued and outstanding for 2004 and 2003, respectively	1.1	0.4
Class B common stock, par value $0.01 per share; 500.0 shares authorized; 72.0 and 144.0 shares issued and outstanding for 2004 and 2003, respectively	0.7	1.4
Additional paid-in capital	5,336.7	6,227.3
Retained deficit	(4,248.3)	(2,999.5)
Accumulated other comprehensive loss	(27.3)	(41.2)

Total stockholders’ equity	1,062.9	3,188.4

	$3,863.4	$4,822.0

The accompanying notes are an integral

part of these consolidated financial statements.

BLOCKBUSTER INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY AND COMPREHENSIVE LOSS

(In millions)

	Year Ended December 31,
	2004		2003		2002
	Shares	Amount	Shares	Amount	Shares	Amount
			Restated		Restated
Class A common stock:
Balance, beginning of year	36.9	$0.4	35.6	$0.4	32.8	$0.3
Exercise of stock options	0.3	—	1.3	—	2.8	0.1
Issuance upon vesting of restricted shares	2.5	—	—	—	—	—
Conversion from Class B common stock	72.0	0.7	—	—	—	—

Balance, end of year	111.7	1.1	36.9	0.4	35.6	0.4

Class B common stock:
Balance, beginning of year	144.0	$1.4	144.0	$1.4	144.0	$1.4
Conversion to Class A common stock	(72.0)	(0.7)	—	—	—	—

Balance, end of year	72.0	$0.7	144.0	$1.4	144.0	$1.4

Additional paid-in capital:
Balance, beginning of year		$6,227.3		$6,220.8		$6,181.1
Issuance of class A common stock		0.1		0.1		0.1
Exercise and expense of share-based compensation, net of tax benefit		10.0		20.8		53.9
Net issuance of Class A common stock upon vesting of restricted shares		10.7		—		—
Acceleration of Viacom stock options		1.7		—		—
Viacom capital contribution		7.0		—		—
Recurring cash dividends		(14.5)		(14.4)		(14.3)
Special distribution		(905.6)		—		—

Balance, end of year		$5,336.7		$6,227.3		$6,220.8

Accumulated other comprehensive loss:
Balance, beginning of year		$(41.2)		$(100.9)		$(107.0)
Other comprehensive income (loss):
Change in fair value of interest rate swaps, net of taxes		—		6.3		2.0
Foreign currency translation		13.9		53.4		4.1

Balance, end of year		$(27.3)		$(41.2)		$(100.9)

Retained deficit:
Balance at December 31, 2001, as previously reported						$(327.1)
Cumulative effect of restatement for lease accounting (see Note 1)						(72.6)

Balance, beginning of year, as restated		$(2,999.5)		$(2,020.8)		$(399.7)
Net loss		$(1,248.8)		$(978.7)		$(1,621.1)

Balance, end of year		$(4,248.3)		$(2,999.5)		$(2,020.8)

Total stockholders’ equity		$1,062.9		$3,188.4		$4,100.9

Comprehensive loss:
Net loss		$(1,248.8)		$(978.7)		$(1,621.1)
Other comprehensive income (loss):
Change in fair value of interest rate swaps, net of taxes		—		6.3		2.0
Foreign currency translation		13.9		53.4		4.1

Total comprehensive loss		$(1,234.9)		$(919.0)		$(1,615.0)

The accompanying notes are an integral

part of these consolidated financial statements.

BLOCKBUSTER INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

	Year Ended December 31,
	2004	2003	2002
		Restated	Restated
Cash flows from operating activities:
Net loss	$(1,248.8)	$(978.7)	$(1,621.1)
Adjustments to reconcile net loss to net cash flow provided by operating activities:
Depreciation and amortization	249.7	268.4	240.8
Impairment of goodwill and other long-lived assets	1,504.4	1,304.9	—
Rental library amortization	748.0	954.8	1,024.3
Non-cash share-based compensation expense	17.0	—	—
Excess tax benefit from share-based compensation	(5.1)	—	—
Cumulative effect of change in accounting principle, net of tax	—	4.4	1,817.0
Deferred taxes and other	(94.3)	(73.5)	18.3
Change in operating assets and liabilities:
(Increase) decrease in receivables	8.6	5.9	(27.8)
Decrease in receivable from Viacom	0.8	14.0	82.9
(Increase) decrease in merchandise inventories	(84.2)	55.1	(221.8)
Increase in prepaid and other assets	(97.5)	(4.8)	(38.7)
Increase (decrease) in accounts payable	125.4	(221.9)	187.6
Increase in accrued expenses and other liabilities	91.4	101.7	0.8

Net cash flow provided by operating activities	1,215.4	1,430.3	1,462.3

Cash flows from investing activities:
Rental library purchases	(798.4)	(836.6)	(1,060.9)
Capital expenditures	(289.1)	(191.0)	(151.7)
Cash used for acquisitions	(25.5)	(3.4)	(106.0)
Proceeds from notes receivable and other	1.2	4.5	3.6
Investments in affiliated companies	(0.5)	1.9	0.4

Net cash flow used for investing activities	(1,112.3)	(1,024.6)	(1,314.6)

Cash flows from financing activities:
Proceeds from credit agreements	820.0	140.0	170.0
Proceeds from senior subordinated notes	300.0	—	—
Repayments on credit agreements	(170.0)	(450.0)	(360.0)
Net repayments on other notes and lines of credit	(23.8)	(5.8)	(10.1)
Net proceeds from the exercise of stock options	2.8	18.1	39.3
Cash dividends	(920.1)	(14.4)	(14.3)
Payment of debt financing costs	(18.7)	—	—
Capital lease payments	(21.0)	(23.4)	(24.1)
Capital contributions received from Viacom	6.9	—	—
Excess tax benefit from share-based compensation	5.1	—	—

Net cash flow used for financing activities	(18.8)	(335.5)	(199.2)

Effect of exchange rate changes on cash	12.6	10.7	3.8

Net increase (decrease) in cash and cash equivalents	96.9	80.9	(47.7)
Cash and cash equivalents at beginning of year	233.4	152.5	200.2

Cash and cash equivalents at end of year	$330.3	$233.4	$152.5

Supplemental cash flow information:
Cash payments for interest	$23.2	$34.3	$45.8
Cash payments for taxes	44.4	98.1	12.6
Non-cash financing and investing activities:
Retail stores acquired under capital leases	20.4	15.4	15.3

The accompanying notes are an integral

part of these consolidated financial statements.

BLOCKBUSTER INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Tabular dollars in millions except per share amounts)

Note 1—Description of Business and Summary of Significant Accounting Policies

Basis of Presentation

Blockbuster Inc. and its subsidiaries (the “Company” or “Blockbuster”) primarily operate and franchise entertainment-related stores in the United States and a number of other countries. The Company offers pre-recorded videos, as well as video games, for in-store rental, sale and trade and also sells other entertainment-related merchandise. During 2004, Blockbuster launched BLOCKBUSTER ONLINE, an online service offering rental of movies delivered by mail.

Use of Estimates

The preparation of Blockbuster’s consolidated financial statements, in conformity with accounting principles generally accepted in the United States, requires the Company to make estimates and judgments that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the balance sheet date and the reported amounts of revenues and expenses during the reporting period. On an ongoing basis, the Company evaluates its estimates, including those related to the useful lives and residual values surrounding the Company’s rental library, estimated accruals related to revenue-sharing titles subject to performance guarantees, merchandise inventory reserves, revenues generated by customer programs and incentives, useful lives of property and equipment, income taxes, impairment of its long-lived assets, including goodwill, share-based compensation and contingencies. The Company bases its estimates on historical experience and on various other assumptions that the Company believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may materially differ from these estimates under different assumptions or conditions.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and investments of more than 50.0% in subsidiaries and other entities. Investments in affiliated companies over which the Company has a significant influence or ownership of more than 20.0% but less than or equal to 50.0% are accounted for using the equity method. Investments of 20.0% or less are accounted for using the cost method. All significant intercompany transactions have been eliminated. Additionally, the Company adopted Financial Accounting Standards Board (“FASB”) Interpretation No. 46, Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51, as revised (“FIN 46R”), effective January 1, 2004. FIN 46R requires an entity determined to be a variable interest entity to be consolidated by the enterprise that absorbs the majority of the entity’s expected losses, receives a majority of the entity’s expected residual returns or both. The adoption of FIN 46R did not have a material impact on the Company’s financial position, results of operations or cash flows.

Restatement of Previously Issued Financial Statements

Like other companies with significant leasehold improvements, in early 2005 the Company performed a review of its accounting policies and practices with respect to leases. As a result of this internal review, the Company identified errors in accounting practices associated with accounting for leasehold improvements and funds received from landlords (“tenant allowances”).

In prior periods, the Company amortized most store leasehold improvements over 10 years, based upon the Company’s estimate of the useful life of the assets and the expectation we had regarding lease renewals. The Company has determined that Statement of Financial Accounting Standard (“SFAS”) No. 13, Accounting for

BLOCKBUSTER INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Tabular dollars in millions except per share amounts)

Leases (“SFAS 13”), as amended, requires the Company to amortize leasehold improvements over the shorter of the estimated useful life of the assets or the lease term, as defined by SFAS 13, as amended. The Company’s leases generally have a term of five to ten years and provide options to renew for between five to ten additional years.

In prior periods, the Company reflected tenant allowances as a reduction to property and equipment on the Consolidated Balance Sheets and amortized these amounts, and the related leasehold improvements, to depreciation expense in the Consolidated Statements of Operations. Additionally, the Company reflected tenant allowances as a component of cash flows from investing activities in the Consolidated Statements of Cash Flows. The Company has determined that FASB Technical Bulletin No. 88-1, Issues Relating to Accounting for Leases, requires these allowances to be recorded as deferred rent liabilities on the Consolidated Balance Sheets and requires these allowances to be amortized as a reduction to rent expense in the Consolidated Statements of Operations. Additionally, these rules require tenant allowances to be reflected as a component of cash flows from operating activities in the Consolidated Statements of Cash Flows.

BLOCKBUSTER INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Tabular dollars in millions except per share amounts)

The Company has restated its consolidated financial statements for the years ended December 31, 2003 and 2002. Following is a summary of the effects of these changes on the Company’s Consolidated Balance Sheet as of December 31, 2003, as well as in the Company’s Consolidated Statements of Operations, Cash Flows and Changes in Stockholders’ Equity and Comprehensive Loss for the years ended December 31, 2003 and 2002.

	Year ended or at December 31, 2003			Year ended or at December 31, 2002
	As Previously Reported	Adjustments	As Restated	As Previously Reported	Adjustments	As Restated
Consolidated Statements of Operations
General and administrative expense	$2,624.9	$(19.0)	$2,605.9	$2,387.1	$(17.6)	$2,369.5
Depreciation	255.5	10.5	266.0	232.1	7.0	239.1
Operating expenses	4,367.1	(8.5)	4,358.6	2,870.1	(10.6)	2,859.5
Operating income (loss)	(845.2)	8.5	(836.7)	337.1	10.6	347.7
Income (loss) before income taxes	(875.6)	8.5	(867.1)	294.6	10.6	305.2
Benefit (provision) for income taxes	(103.2)	(3.3)	(106.5)	(103.0)	(4.1)	(107.1)
Income (loss) before cumulative effect of change in accounting principle	(979.5)	5.2	(974.3)	189.4	6.5	195.9
Net loss	(983.9)	5.2	(978.7)	(1,627.6)	6.5	(1,621.1)
Income (loss) per share before cumulative effect of change in accounting principle:
Basic	$(5.44)	$0.03	$(5.41)	$1.06	$0.04	$1.10
Diluted	$(5.44)	$0.03	$(5.41)	$1.04	$0.04	$1.08
Net loss per share:
Basic	$(5.46)	$0.03	$(5.43)	$(9.11)	$0.03	$(9.08)
Diluted	$(5.46)	$0.03	$(5.43)	$(8.96)	$0.03	$(8.93)

Consolidated Balance Sheet
Property and equipment, net	$815.8	$(28.5)	$787.3
Total assets	4,850.5	(28.5)	4,822.0
Deferred rent liability	—	71.1	71.1
Long-term deferred tax liability	48.0	(38.7)	9.3
Total liabilities	1,601.2	32.4	1,633.6
Retained deficit	(2,938.6)	(60.9)	(2,999.5)
Total stockholders’ equity	3,249.3	(60.9)	3,188.4
Total liabilities and stockholders’ equity	4,850.5	(28.5)	4,822.0

Consolidated Statements of Cash Flows
Net cash flow provided by operating activities	$1,416.1	$14.2	$1,430.3	$1,451.2	$11.1	$1,462.3
Net cash flow used for investing activities	(1,010.4)	(14.2)	(1,024.6)	(1,303.5)	(11.1)	(1,314.6)
Capital expenditures	176.8	14.2	191.0	(140.6)	(11.1)	(151.7)

Consolidated Statements of Changes in Stockholders’ Equity and Comprehensive Loss
Retained deficit	$(2,938.6)	$(60.9)	$(2,999.5)	$(1,954.7)	$(66.1)	$(2,020.8)
Net loss	(983.9)	5.2	(978.7)	(1,627.6)	6.5	(1,621.1)
Total comprehensive loss	(924.2)	5.2	(919.0)	(1,621.5)	6.5	(1,615.0)

The Company has also reduced its stockholders’ equity balance as of December 31, 2001 by $72.6 million.

BLOCKBUSTER INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Tabular dollars in millions except per share amounts)

Divestiture Activities

In October 2004, Viacom Inc. (“Viacom”) completed the divestiture of its ownership interest in Blockbuster. To accomplish the divestiture, on September 8, 2004, Viacom launched an offer to its stockholders to exchange, on a tax-free basis, some or all of their shares of Viacom stock for shares of Blockbuster stock held by Viacom (the “Viacom Exchange Offer”). Under the terms of the Viacom Exchange Offer, each holder of Viacom class A common stock and Viacom class B common stock was offered 5.15 shares of Blockbuster common stock, consisting of 2.575 shares of Blockbuster class A common stock and 2.575 shares of Blockbuster class B common stock, in exchange for each share of Viacom class A or class B common stock tendered. The Viacom Exchange Offer was oversubscribed, and therefore, in accordance with the terms of the Viacom Exchange Offer relating to proration, Viacom accepted 9.55% of the tendered shares, or 27,961,165 shares of Viacom common stock, in exchange for 72 million shares each of Blockbuster’s class A and class B common stock. In accordance with the terms of (i) the Amended and Restated Initial Public Offering and Split-Off Agreement among the Company, Viacom and Viacom International Inc. (the “Split-Off Agreement”) and (ii) the Company’s Amended and Restated Certificate of Incorporation, as in effect at the time, prior to the completion of the Viacom Exchange Offer, in October 2004, Viacom converted 72 million of the 144 million shares of Blockbuster class B common stock held by it into 72 million shares of Blockbuster class A common stock. Also in accordance with the Split-Off Agreement, subsequent to Viacom’s announcement of the final proration factor to be used in determining the number of Viacom shares that would be accepted for each share of Blockbuster common stock, Blockbuster filed a Second Amended and Restated Certificate of Incorporation (the “Second Restated Certificate”). In accordance with the terms of the Second Restated Certificate of Incorporation, the Blockbuster Board of Directors reduced the number of votes per share that each holder of class B common stock is entitled to cast from five votes per share to two votes per share. The Company’s shares of class B common stock now trade on the New York Stock Exchange, under the symbol BBI.B. All Viacom officers and/or directors who had previously served on the Blockbuster Board of Directors resigned effective October 16, 2004.

In connection with the Viacom Exchange Offer and the Special Distribution, as defined below, on August 20, 2004, Blockbuster entered into a $1,150.0 million senior secured credit facility with a syndicate of lenders (the “Credit Facilities”) and issued $300.0 million aggregate principal amount of 9% senior subordinated notes due 2012 (the “Senior Subordinated Notes”). See Note 7 below for further discussion of these instruments. On September 3, 2004, Blockbuster used proceeds from these borrowings to pay a special distribution of approximately $905.6 million, or $5 per share, to its stockholders, including Viacom (the “Special Distribution”), which is reflected as a decrease to additional paid-in capital. In light of the Special Distribution and to ensure that the intrinsic value of stock options held by Blockbuster’s optionees would be preserved, but not increased, the Senior Executive Compensation Committee of the Board of Directors of Blockbuster (the “Senior Executive Compensation Committee”) approved an adjustment to the Company’s outstanding stock options to effect a pro rata increase in the number of outstanding stock options and a pro rata decrease in the related exercise price. The Senior Executive Compensation Committee also approved a corresponding adjustment to the total number of shares available for future grants under the plan.

Additional information about the Viacom Exchange Offer and related transactions is available in Blockbuster’s Registration Statement on Form S-4, including the Prospectus-Offer to Exchange, as originally filed with the SEC on June 18, 2004, and as thereafter amended.

In connection with the Viacom Exchange Offer, on June 18, 2004, Blockbuster entered into a new employment agreement with its chairman and chief executive officer, Mr. John F. Antioco, which became effective on October 14, 2004. See Note 4 for further discussion of Mr. Antioco’s employment agreement.

BLOCKBUSTER INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Tabular dollars in millions except per share amounts)

Cash and Cash Equivalents

Cash and cash equivalents consist of cash on hand and short-term (original maturity of three months or less) highly liquid investments. The Company utilizes a cash management system under which a book cash overdraft exists for the Company’s primary disbursement accounts. These overdrafts represent uncleared checks in excess of cash balances in bank accounts at the end of the reporting period and have been reclassed to accounts payable on the Consolidated Balance Sheets. The Company transfers cash on an as-needed basis to fund clearing checks.

Merchandise Inventories

Merchandise inventories consist primarily of new and traded movies and games and other general merchandise, including confections, and are stated at the lower of cost or market. The Company includes in the cost of its merchandise inventory an allocation of costs incurred in its distribution center to prepare products for its stores. Merchandise inventory costs are determined using the weighted-average method, the use of which approximates the first-in, first-out basis. The Company accrues for shrink based on the actual historical shrink results of the Company’s most recent physical inventories adjusted, if necessary, for current economic conditions. These estimates are compared with actual results as physical inventory counts are taken and reconciled to the general ledger.

From time to time, Blockbuster receives rebates and/or slotting fees related to certain products. Rebates primarily relate to volume rebates and are recognized as a reduction in the cost of the related inventory. Slotting fees represent payments from vendors for placement of product in preferred areas within stores for a contractual period of time. The Company and its vendors also participate in a variety of cooperative advertising programs and other promotional programs in which the vendors provide the Company with cash consideration in exchange for marketing and advertising of the vendor’s products. In accordance with EITF 02-16, Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor, for all contracts entered into or modified after December 31, 2002, vendor allowances are recorded as a reduction in the cost of the applicable vendor’s products and recognized in cost of sales when the related product is sold unless the allowances represent reimbursement of a specific incremental and identifiable cost incurred to promote the vendor’s product. If the allowance represents a reimbursement of cost, it is recorded as an offset to the associated expense incurred. Any reimbursement greater than the costs incurred is recognized as a reduction in the cost of the product.

Rental Library

The cost of a non-base stock (or “new release”) DVD, both in-store and online, is amortized on an accelerated basis over a six-month period to an estimated $4 residual value. The cost of video games and in-store and online base stock (or “catalog”) DVDs is amortized on an accelerated basis over a twelve-month period to an estimated $5 and $4 residual value, respectively. The cost of new release VHS tapes is amortized on an accelerated basis over a three-month period to an estimated $2 residual value. The cost of catalog VHS tapes is amortized on an accelerated basis over a three-month period and then on a straight-line basis over a six-month period to an estimated $2 residual value. Adjustments to the value of previously rented product are recorded primarily for estimated obsolete or excess inventory based upon assumptions about future demand and market conditions.

The costs of rental product purchased pursuant to revenue-sharing arrangements typically include a lower initial product cost and a percentage of the net rental revenues to be shared with the studios over an agreed period of time. Additionally, certain titles have performance guarantees. Certain of the up-front costs are amortized on an accelerated basis and revenue-sharing payments pursuant to the applicable arrangement are expensed as the

BLOCKBUSTER INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Tabular dollars in millions except per share amounts)

related revenue is earned. The Company analyzes titles that are subject to performance guarantees and recognizes an estimated expense for under-performing titles throughout the applicable period based upon the Company’s analysis of the estimated shortfall. The Company revises these estimates on a monthly basis, according to actual results.

Property and Equipment

Property and equipment is stated at cost. Depreciation expense is computed by the straight-line method over the estimated useful lives of the respective assets as follows:

Building and building improvements	3 to 19 years
Leasehold improvements	The shorter of the estimated useful life or the remaining lease term, as defined by SFAS 13, as amended
Equipment and other	3 to 15 years
Furniture and fixtures	4 to 10 years

The balances of major classes of assets and accumulated depreciation are as follows:

	At December 31,
	2004	2003
		Restated
Land, building and building improvements	$31.1	$31.2
Leasehold improvements	1,221.6	1,157.4
Equipment and other	846.8	706.3
Furniture and fixtures	494.2	461.2
Buildings under capital leases	186.7	190.9

Total	2,780.4	2,547.0
Accumulated depreciation	(1,926.4)	(1,759.7)

Property and equipment, net	$854.0	$787.3

Maintenance and repair costs are charged to expense as incurred. Improvements that extend the useful life of the assets are capitalized. Depreciation expense related to capital leases was $20.5 million, $23.1 million and $23.8 million for the years ended December 31, 2004, 2003 and 2002, respectively.

Sales of assets are recorded by removing the cost and accumulated depreciation from the asset and accumulated depreciation accounts. The Company did not recognize any material gains or losses from such sales in 2004, 2003 or 2002. Retirements and disposals are recorded by removing the cost and accumulated depreciation from the asset and accumulated depreciation accounts with any remaining net book value reflected as increased depreciation expense.

Included in fixed assets is the capitalized cost of internal-use software and website development, including software used to upgrade and enhance the Company’s website and processes supporting the business. In accordance with Statement of Position (“SOP”) 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, costs incurred during the application development stage related to the development of internal-use software are capitalized and amortized over an estimated useful life of three years. Costs incurred

BLOCKBUSTER INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Tabular dollars in millions except per share amounts)

related to the conceptual design and maintenance of internal-use software are expensed as incurred. We recognized approximately $17.7 million, $14.9 million, and $15.5 million of expense related to the amortization of capitalized software costs for the years ended December 31, 2004, 2003 and 2002, respectively. Capitalized software costs at December 31, 2004 and 2003 totaled $60.2 million and $22.1 million, net of accumulated amortization of $106.8 million and $89.1 million, respectively.

Effective January 1, 2003, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 143, Accounting for Asset Retirement Obligations (“SFAS 143”), effective for fiscal years beginning after June 15, 2002. SFAS 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated retirement costs. SFAS 143 requires the capitalization of any retirement costs as part of the total cost of the related long-lived asset and the subsequent allocation of the total expense to future periods using a systematic and rational method. SFAS 143 also requires the recognition of an estimated liability for the retirement costs.

The initial adoption of SFAS 143 required the Company to record a discounted liability of $10.1 million and increase net property and equipment by $2.9 million in the Company’s Consolidated Balance Sheets as of January 1, 2003 related to estimated costs to remove equipment and fixtures from its stores upon their future closure. A discounted liability of $9.6 million and $10.1 million, which has been adjusted for the allocation of total retirement cost expense and offset by the settlement of asset retirement obligations, is included in other long-term liabilities as of December 31, 2004 and 2003, respectively. Capitalized retirement costs of $1.8 million and $2.2 million is included in property and equipment in the Company’s Consolidated Balance Sheets as of December 31, 2004 and 2003, respectively.

The initial adoption of SFAS 143 also required the Company to recognize a cumulative effect of change in accounting principle, net of tax, of $4.4 million in the Company’s consolidated statement of operations for the year ended December 31, 2003. Pro forma effects on income before cumulative effect of change in accounting principle in 2003 or 2002 were not material to net income or earnings per share.

Store Closures

Reserves for store closures are established by calculating the present value of the remaining lease obligation, adjusted for estimated subtenant rental income and any contractual lease buyouts. Expenses associated with the establishment of these reserves are reflected in general and administrative expense. The future lease obligation is inclusive of the net future minimum lease payments plus estimated common area maintenance charges, less any remaining accrual for straight-line average rent. Store furniture and equipment are either transferred at historical cost to another location or written down to their net realizable value and sold. When a store is identified for closure, the amortization of store leasehold improvements is accelerated over the estimated remaining life of the store.

In July 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities (“SFAS 146”). SFAS 146 requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. Costs covered by SFAS 146 include lease termination costs and certain employee severance costs that are associated with a restructuring, discontinued operation, plant closing or other exit or disposal activity. SFAS 146 is effective for exit or disposal activities initiated after December 31, 2002. The adoption of this new standard did not have a material impact on the Company’s financial position, results of operations or cash flows.

BLOCKBUSTER INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Tabular dollars in millions except per share amounts)

Goodwill and Intangible Assets

Effective January 1, 2002, the Company adopted SFAS No. 142, Goodwill and Other Intangible Assets (“SFAS 142”), which requires that goodwill and intangible assets with indefinite lives, including such assets recorded in past business combinations, no longer be amortized to earnings, but instead be tested for impairment at the reporting unit level on an annual basis and between annual tests if events occur or circumstances change that would more likely than not reduce the fair value below its carrying amount (an “interim impairment test”). In addition, SFAS 142 requires that the impairment test be performed through the application of a two-step fair value test, as opposed to the enterprise-wide undiscounted cash flow approach used by the Company to evaluate impairment under the previous accounting standard. The first step of the test compares the book value of the Company’s reporting units, domestic and international, to their estimated fair values at the respective test dates. The estimated fair values of the reporting units are computed using the present value of estimated future cash flows. If fair value does not exceed carrying value then the second step must be performed to quantify the amount of the impairment. The second step of the goodwill impairment test compares the implied fair value of goodwill to the book value of goodwill. To determine the implied fair value of goodwill, the estimated fair value of the Company is allocated to the estimated fair value of its existing tangible assets and liabilities as well as existing identified intangible assets and previously unidentified intangible assets. The estimated implied fair value of goodwill and the estimated fair value of identified intangibles are compared to their respective carrying values and any excess carrying value is recorded as a charge to operating income.

See Note 2 below for a discussion of impairment charges.

Impairment of Long-Lived Assets

In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (“SFAS 144”), the Company assesses long-lived assets (primarily property and equipment) for impairment whenever there is an indication that the carrying amount of the assets may not be recoverable. Recoverability is determined by comparing the estimated undiscounted cash flows generated by these assets to the assets’ net carrying value. The amount of impairment loss, if any, is measured as the difference between the net book value of the assets and their estimated fair value. Impairment review of long-lived assets associated with the Company’s stores is performed domestically on a market-by-market basis and internationally on a country-by-country basis.

See Note 2 below for a discussion of impairment charges.

Fair Value of Financial Instruments

At December 31, 2004 and 2003, the Company’s carrying value of financial instruments approximated fair value due to the short-term maturities of these instruments or variable rates of interest except for the Company’s 9% Senior Subordinated Notes. The estimated fair value of the senior subordinated notes at December 31, 2004, based on quoted market prices, is approximately $295.5 million compared with the carrying amount of $300.0 million. During 2004 and 2003, no financial instruments were held or issued for trading purposes.

The Company’s receivables do not represent significant concentrations of credit risk at December 31, 2004 or 2003, due to the wide variety of customers, markets and geographic areas to which the Company’s products and services are sold.

Foreign Currency Translation and Transactions

The financial statements of the Company’s foreign operations were prepared in their respective local currencies and translated into U.S. dollars for reporting purposes. The assets and liabilities are translated at exchange rates in effect at the balance sheet date, while results of operations are translated at average exchange

BLOCKBUSTER INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Tabular dollars in millions except per share amounts)

rates for the respective periods. The cumulative effects of exchange rate changes on net assets are included as a part of accumulated other comprehensive loss in 2004, 2003 and 2002. Net foreign currency transaction gains and losses were not significant for any of the years presented.

Revenue Recognition

Rental revenues are generally recognized at the time of rental or sale. Rental revenues are generated from the rental of movies and games and from any eventual sale of previously rented movies and games. Revenues generated from rental transactions include revenues received in connection with the initial rentals of product, as well as revenues associated with any continuations of such rentals past the initial rental period (“extended viewing fees” or “EVF”), as contemplated by the Company’s standard membership agreement. Prior to the January 2005 elimination of extended viewing fees, commonly referred to as “late fees,” as discussed in Note 13, under the Company’s standard domestic rental policy a customer paid for the initial rental at the time the product was rented and, pursuant to the terms of the standard membership agreement, agreed to pay for any continuation of the rental beyond the initial rental period. Generally, when a customer kept rental product beyond the initial rental period, the customer’s rental was successively continued for the same number of days and at the same price as the initial rental period, until such point as the product was returned or is purchased under the terms of the standard membership agreement.

The Company’s movie and game rental subscription programs allow customers to purchase a rental pass that permits them to rent an unlimited number of titles during a month, having up to three titles out at a time (depending on the pass), for one price during the term of the pass. As contemplated by the terms and conditions of the passes, extended viewing fees do not accrue on pass rentals during the pass term. Under the terms of the in-store movie and game passes, if a customer keeps an item beyond the pass term, including renewals, the rental continues, beginning at noon on the day immediately following the last day of the pass term, for the same number of days and at the same price had the item been rented on that day under our standard rental terms and not under the pass. The rental is successively continued under such terms until such time as the item is returned or is purchased under the terms of our standard membership agreement. Under the terms of the online subscription agreement, if a customer keeps an item beyond the pass term, including renewals, the item is purchased under the terms of our online subscription membership agreement. Blockbuster recognizes rental revenues for the sale of these passes over the term of the related pass.

The monthly fee billed to customers for an online subscription membership inherently includes fees incurred for the shipping and handling of DVDs to and from online customers. In accordance with EITF 00-10, Accounting for Shipping and Handling Fees and Costs, rental revenues include the full online subscription fee billed to customers and cost of rental revenues includes expenses incurred by the Company for the shipping and handling of DVDs to and from BLOCKBUSTER ONLINE customers.

Merchandise sales include the sales of new movies and games and other general merchandise, including confections. In addition, Blockbuster offers movie and game trading, pursuant to which the Company purchases used movies and game software from its customers in exchange for merchandise credit, discounts on other products and, in some stores, cash. The sales of traded product are also included in merchandise sales. Sales of merchandise are recognized at the time of sale and a provision for sales returns and allowances on merchandise sales is estimated and recorded based on historical trends. Due to the nature of the products sold by the Company, sales returns and allowances are minimal.

Blockbuster has agreements with certain companies that allow these companies to purchase free rental cards from Blockbuster, which can then be awarded at their discretion. Blockbuster defers revenue for the estimated number of free rental cards that will ultimately be redeemed and recognizes the amounts deferred as revenue

BLOCKBUSTER INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Tabular dollars in millions except per share amounts)

upon redemption. Revenue for estimated non-redemptions, net of the estimated escheat liability, is generally recognized when the cards are issued. Gift card liabilities are recorded at the time of sale and the costs of designing, printing and distributing the cards are recorded as advertising expense at the time of sale. The liability is relieved and revenue is recognized upon redemption of the gift cards.

Blockbuster’s premium membership program, BLOCKBUSTER REWARDS®, is designed to enhance customer loyalty by encouraging customers to rent movies only from BLOCKBUSTER. For an annual fee, a customer can join the program and earn free movie or video game rentals. The fee, less direct costs, is recognized as revenue ratably over the membership period.

From time to time, the Company sells multiple goods and or services as a bundled package. The Company allocates revenue under such arrangements based on the fair value of each element, to the extent objectively determinable, and recognizes revenue upon delivery or consummation of the separable earnings process attributable to each element.

Franchise Fees

The Company executes franchise agreements covering retail locations, which provide the terms of the arrangement with the franchisee. The franchise agreements generally require an initial fee, an area development fee for each store opened and continuing fees based upon a percentage of sales, which are negotiated with each franchisee.

The Company recognizes initial fees as revenue when all initial services, as required by the franchise agreement, have been substantially performed. Area development fees are deferred when received and recognized upon the opening of the applicable franchise store and when all services related to such store as required by the franchise agreement have been substantially performed. Continuing fees based upon a percentage of sales are recognized when earned. These amounts are included in “Other revenues” on the Consolidated Statements of Operations.

Sales of product to franchisees are recognized upon transfer of title to the franchisee and included in “Merchandise sales” on the Consolidated Statements of Operations. Direct costs of sales and servicing of franchise agreements are charged to the applicable expense category as incurred.

Advertising Expenses

Advertising production costs are expensed the first time the advertising takes place. Media (television and printed materials) placement costs are expensed in the month the advertising appears. As of December 31, 2004 and 2003, $19.1 million and $12.5 million of prepaid advertising was included in “Prepaid and other current assets” on the Consolidated Balance Sheets, respectively.

During 2003, the Company modified its accounting policies surrounding cooperative advertising programs to conform to the guidance provided by EITF 02-16. EITF 02-16 requires companies to record certain consideration received from vendors in connection with cooperative advertising programs and other vendor marketing programs as a reduction of the cost of inventory and rental library rather than as an offset to advertising costs. See additional discussion in “Merchandise Inventories” above.

Customer acquisition costs are expensed when incurred. These costs consist of the cost of commissions paid to authorized third parties for the acquisition of BLOCKBUSTER ONLINE subscribers through their respective distribution channels.

BLOCKBUSTER INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Tabular dollars in millions except per share amounts)

Income Taxes

Income taxes are provided based on the liability method of accounting. Deferred taxes are recorded to reflect the tax benefit and consequences of future years’ differences between the tax basis of assets and liabilities and their financial reporting basis. The Company records a valuation allowance to reduce deferred tax assets if it is more likely than not that some portion or all of the deferred tax assets will not be realized.

In the ordinary course of business, there may be many transactions and calculations where the ultimate tax outcome is uncertain. The calculation of tax liabilities involves dealing with uncertainties in the application of complex tax laws. The Company recognizes potential liabilities for anticipated tax audit issues in the U.S. and other tax jurisdictions based on an estimate of the ultimate resolution of whether, and the extent to which, additional taxes will be due. Although the Company believes the estimates are reasonable, no assurance can be given that the final outcome of these matters will not be different than what is reflected in the historical income tax provisions and accruals.

Net Income (Loss) Per Share

Basic net income (loss) per share (“EPS”) is computed by dividing the net income (loss) applicable to common shares by the weighted average number of common shares outstanding during the period. Diluted EPS adjusts the basic weighted average number of common shares outstanding by the exercise of Blockbuster stock options and vesting of restricted shares only in periods in which such effect would have been dilutive on income before cumulative effect of change in accounting principle. Options to purchase approximately 8.2 million, 17.8 million and 16.5 million shares of Class A common stock were outstanding as of December 31, 2004, 2003 and 2002, respectively. Additionally, 7.3 million restricted shares and restricted share units that are convertible into shares of common stock were outstanding as of December 31, 2004. Because their inclusion would be anti-dilutive, 8.2 million, 17.8 million and 0.8 million options for the years ended December 31, 2004, 2003 and 2002, respectively, and 7.3 million restricted shares for the year ended December 31, 2004 were excluded from the computation of the weighted average shares for diluted EPS. The table below presents a reconciliation of weighted average shares, in millions, used in the calculation of basic and diluted EPS:

	Year Ended December 31,
	2004	2003	2002
Weighted average shares for basic EPS	181.2	180.1	178.6
Incremental shares for stock options	—	—	3.0

Weighted average shares for diluted EPS	181.2	180.1	181.6

Share-Based Payments

Prior to October 1, 2004, the Company applied the disclosure-only provisions of SFAS 123, Accounting for Stock-Based Compensation (“SFAS 123”). In accordance with the provisions of SFAS 123, the Company applied APB 25, Accounting for Stock Issued to Employees (“APB 25”) and related interpretations in accounting for its plans and, accordingly, did not recognize compensation expense for these plans because both Blockbuster and Viacom issue options at exercise prices equal to the market value at date of grant.

Effective January 1, 2004, Blockbuster adopted the expense recognition provisions of FASB Interpretation No. 28, Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans (“FIN 28”). In accordance with FIN 28, unearned compensation associated with share-based awards with graded vesting periods is amortized on an accelerated basis over the vesting period of the option or award. Prior to the adoption

BLOCKBUSTER INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Tabular dollars in millions except per share amounts)

of the expense recognition provisions of FIN 28, the unearned compensation expense was amortized on a straight-line basis over the vesting period. Management believes that the use of an accelerated method of amortization is preferable because a grant of the Company’s share-based payments with graded vesting schedules is effectively a series of individual grants that vest over various periods. As such, the employee renders service from the grant date in exchange for each of the individual grants within a share-based payment. Therefore, management believes that this method more closely matches the recognition of compensation expense with the services rendered throughout the vesting period. The adoption of the expense recognition provisions of FIN 28 has been accounted for as a change in accounting principle under APB No. 20, Accounting Changes (“APB 20”). However, because the Company applied the disclosure-only provisions of SFAS 123 through September 30, 2004, the cumulative effect of change in accounting principle has not been reflected in the Company’s Consolidated Statements of Operations for the year ended December 31, 2004. The cumulative effect of change in accounting principle was $23.1 million, net of tax, or $0.13 per share for the year ended December 31, 2004, which has been appropriately reflected in the Company’s pro forma SFAS 123 disclosures presented below.

Effective October 1, 2004, Blockbuster adopted SFAS 123 (revised 2004), Share-Based Payments (“SFAS 123R”), which revises SFAS 123 and supersedes APB 25. SFAS 123R requires all share-based payments to employees to be recognized in the financial statements based on their fair values using an option-pricing model, such as the Black-Scholes model, at the date of grant. The Company has elected to use the modified prospective method for adoption, which requires compensation expense to be recorded for all unvested stock options and restricted shares beginning in the first quarter of adoption. For all unvested options outstanding as of October 1, 2004, the previously measured but unrecognized compensation expense, based on the fair value at the original grant date, will be recognized on an accelerated basis in the Consolidated Statements of Operations over the remaining vesting period. For share-based payments granted subsequent to October 1, 2004, compensation expense, based on the fair value on the date of grant, will be recognized in the Consolidated Statements of Operations on an accelerated basis from the date of grant.

The following table shows Blockbuster’s net loss for the years ended December 31, 2004, 2003 and 2002, had compensation expense for Viacom’s and Blockbuster’s stock option plans applicable to the Company’s employees been determined based upon the fair value at the grant date for awards consistent with the methodology prescribed by SFAS 123. The pro forma amounts shown below exclude any compensation expense resulting from Viacom’s stock option plans for periods subsequent to the completion of the Company’s divestiture from Viacom. These pro forma effects may not be representative of expense in future periods since the estimated fair value of stock options on the date of grant is amortized to expense over the vesting period, and additional options may be granted or options may be cancelled in future years:

	2004	2003	2002
		Restated	Restated
Pro forma net loss:
Reported net loss	$(1,248.8)	$(978.7)	$(1,621.1)
Less: Total share-based employee compensation expense determined under fair value based methods, net of related tax impact(1)(2)	(13.5)	(22.2)	(22.2)
Less: Cumulative effect of adoption of FIN 28 accelerated method, as of January 1, 2004, net of related tax impact	(23.1)	—	—

Pro forma net loss(1)	$(1,285.4)	$(1,000.9)	$(1,643.3)

BLOCKBUSTER INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Tabular dollars in millions except per share amounts)

	2004	2003	2002
		Restated	Restated
Net loss per share:
Basic	$(6.89)	$(5.43)	$(9.08)

Basic—pro forma	$(7.09)	$(5.56)	$(9.20)

Diluted	$(6.89)	$(5.43)	$(8.93)

Diluted—pro forma	$(7.09)	$(5.56)	$(9.05)

(1)    The Company adopted SFAS 123R as of October 1, 2004; therefore, share-based compensation expense shown in the pro forma table relates to expense through September 30, 2004 while the Company was still under the disclosure only provisions of SFAS 123. Compensation expense for the fourth quarter of 2004 has been included in “Share-based compensation” in the Consolidated Statement of Operations.

(2)    The Company adopted the expense recognition provisions of FIN 28 effective January 1, 2004. Therefore, share-based compensation expense for 2004 has been recognized on an accelerated basis, while share-based compensation expense for 2003 and 2002 has been recognized on a straight-line basis.

If the expense recognition provisions of FIN 28 had been applied to share-based compensation in prior years, the Company’s pro forma share-based compensation expense, net of tax, and pro forma net loss would have been $26.9 million and $1,005.6 million, respectively, for the year ended December 31, 2003 and $28.9 million and $1,650.0 million, respectively, for the year ended December 31, 2002.

See Note 4 below for further information on share-based compensation.

Comprehensive Loss

Comprehensive loss is defined as the change in equity (net assets) of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. It consists of net loss and other gains and losses affecting stockholders’ equity that, under accounting principles generally accepted in the United States, are excluded from net loss, such as foreign currency translation gains. Currency translation and the change in the fair values of items designated as a cash flow hedge are the only items of other comprehensive income (loss) impacting the Company.

Recent Accounting Pronouncements

In November 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 151, Inventory Costs—An Amendment of ARB No. 43, Chapter 4 (“SFAS 151”). SFAS 151 amends the guidance in ARB No. 43, Chapter 4, Inventory Pricing (“ARB 43”) to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs and wasted material. Among other provisions, the new rule requires that items such as idle facility expense, excessive spoilage, double freight and rehandling costs be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal” as stated in ARB 43. Additionally, SFAS 151 requires that the allocation of fixed production overhead to the costs of conversion be based on the normal capacity of the production facilities. SFAS 151 is effective for fiscal years beginning after June 15, 2005. The Company does not expect the adoption of SFAS 151 to have a material impact on its consolidated results of operations and financial condition.

BLOCKBUSTER INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Tabular dollars in millions except per share amounts)

In December 2004, the FASB issued SFAS No. 153, Exchanges of Nonmonetary Assets—An Amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions (“SFAS 153”). SFAS 153 eliminates the exception to fair value measurement for nonmonetary exchanges of similar productive assets in paragraph 21(b) of APB Opinion No. 29, Accounting for Nonmonetary Transactions, and replaces it with an exception for exchanges that do not have commercial substance. SFAS 153 specifies that a nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS 153 is effective for the fiscal periods beginning after June 15, 2005. The Company does not expect the adoption of SFAS 153 to have a material impact on its consolidated results of operations and financial condition.

FASB Staff Position (“FSP”) No. 109-2, Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004 (“FSP 109-2”), provides guidance under FASB Statement No. 109, Accounting for Income Taxes, with respect to recording the potential impact of the repatriation provisions of the American Jobs Creation Act of 2004 (the “Jobs Act”) on enterprises’ income tax expense and deferred tax liability. The Jobs Act was enacted on October 22, 2004. FSP 109-2 states that an enterprise is allowed time beyond the financial reporting period of enactment to evaluate the effect of the Jobs Act on its plan for reinvestment or repatriation of foreign earnings for purposes of applying FASB Statement No. 109. Blockbuster has not yet completed evaluating the impact of the repatriation provisions, but it is estimated that the impact will not be material. Accordingly, as provided for in FSP 109-2, Blockbuster has not adjusted its tax expense or deferred tax liability to reflect the repatriation provisions of the Jobs Act. The Company expects to complete its evaluation in 2005.

Reclassifications

Certain amounts in the prior period financial statements have been reclassified to conform to the current period presentation.

Note 2—Impairment of Goodwill and Other Long-Lived Assets

Effective January 1, 2002, the Company adopted SFAS 142. The initial adoption of SFAS 142 required the Company to perform a two-step fair value based goodwill impairment test. Prior to adoption of SFAS 142, the Company tested impairment of goodwill on an enterprise-wide basis by comparing undiscounted cash flows to the carrying value of the goodwill. As a result of the required change in methodology used to evaluate the Company’s goodwill for impairment and performing the two-step test required by SFAS 142, the Company determined that its goodwill balance for the domestic reporting unit was impaired, resulting in a charge of $1.82 billion during the first quarter of 2002. The impairment charge has been recorded as a cumulative effect of a change in accounting principle, net of tax, in the Company’s Consolidated Statements of Operations for the year ended December 31, 2002.

Subsequently, the Company performed its annual impairment test on October 31, 2002, which resulted in the estimated fair values of each of its reporting units exceeding their book values.

In mid-December of 2002, the Company issued a press release stating that it would have lower than anticipated earnings for the quarter and the year due to softness in sales during the holiday season resulting from unanticipated competitive factors. In addition, the Company indicated that it had incurred higher rental product purchases and advertising expenditures associated with planned revenues which did not fully materialize. As a result of this information, the Company’s stock price declined sharply. Management believes these events were indicators or factors that would require a company to perform an interim impairment test in accordance with

BLOCKBUSTER INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Tabular dollars in millions except per share amounts)

SFAS 142. As a result, the Company performed an interim impairment test on its domestic and international goodwill balances as of December 31, 2002. This test resulted in estimated fair values of each of the Company’s reporting units in excess of their net book values. As a result, the Company did not have any additional impairment under the provisions of SFAS 142 for 2002.

In completing the analysis of the fair value of Blockbuster during the fourth quarter of 2003, several events converged that led the Company to conclude that the business had incremental risks that were required to be included in the evaluation of goodwill under SFAS 142. These events included the Company’s performance during the holiday selling season, which indicated that same-store revenues for the Company’s core rental business would be more unfavorable than previously anticipated. Management believes that these changes were caused by increased competition from retail DVD and discounted retail DVD pricing by mass merchants. These trends also indicated that the strength of rental revenues in the fourth quarter had been and will continue to be negatively affected, to some degree, by consumers purchasing DVDs during the holiday season. Additional risks included implementation risks associated with the Company’s strategic initiatives and risks associated with certain of the Company’s international operations, such as increased competition, two-tiered pricing and piracy. All of these factors adversely affected Viacom’s negotiations with third parties regarding their possible disposal of their investment in the Company. All of this information was considered in finalizing the Company’s estimate of fair value for its reporting units as of December 31, 2003. Accordingly, management determined that the goodwill balance was impaired and recorded an impairment charge for both the domestic and international reporting units during the fourth quarter of 2003 totaling $1.29 billion. This charge is included in “Impairment of goodwill and other long-lived assets” in the Consolidated Statements of Operations for the year ended December 31, 2003.

During the third quarter of 2004, in conjunction with the declaration, financing and payment of the Special Distribution, the determination of the exchange ratio for the Viacom Exchange Offer and launch of the exchange offer by Viacom, Blockbuster determined that it was more likely than not that the divestiture of Blockbuster by Viacom would occur. Management believes that the divestiture is an event that would require the Company to perform an interim impairment test in accordance with SFAS 142, and the Company performed an interim impairment test during the third quarter of 2004. The estimated fair value of each of the reporting units included the impact of trends in the business and industry noted in 2004, including (i) the accelerated decline in the in-store rental industry, (ii) accelerated investments in initiatives and other growth opportunities and (iii) increased competition in the online movie rental industry. As a result of these factors and the related risks associated with the Company’s business, the fair value was negatively impacted and management determined that the goodwill balance was impaired as of September 30, 2004. As such, the Company recorded an impairment charge totaling $1.50 billion during the third quarter of 2004. This charge is included in “Impairment of goodwill and other long-lived assets” in the Consolidated Statements of Operations for the year ended December 31, 2004.

Subsequently, the Company performed its annual impairment test as of October 31, 2004 and updated the test for events occurring through December 31, 2004, which resulted in the estimated fair values of each of the Company’s reporting units exceeding their book values.

The Company will perform its annual impairment test for 2005 during the fourth quarter, and on an interim date in 2005 should factors or indicators become apparent that would require an interim test.

During the fourth quarter of 2003 and the third quarter of 2004, in conjunction with the goodwill impairments discussed above, the Company reviewed its long-lived assets for impairment as required by SFAS 144. As a result, the Company determined that the carrying value of certain fixed assets in four international markets in the fourth quarter of 2003 and one international market in the third quarter of 2004

BLOCKBUSTER INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Tabular dollars in millions except per share amounts)

exceeded the estimated undiscounted future cash flows to be generated by those assets. Therefore, the Company recorded impairment charges of approximately $18.5 million and $1.7 million during the fourth quarter of 2003 and the third quarter of 2004, respectively. These charges are included in “Impairment of goodwill and other long-lived assets” in the Consolidated Statements of Operations for the year ended December 31, 2003 and 2004.

Note 3—Goodwill and Other Intangible Assets

The following table summarizes changes in the Company’s goodwill during the years ended December 31:

	2004	2003
Balance as of January 1	$2,627.7	$3,883.5
Impairments	(1,502.7)	(1,286.4)
Acquisitions and other adjustments	13.5	30.6

Balance as of December 31	$1,138.5	$2,627.7

Intangible assets at December 31, 2004 and 2003 included intangible assets subject to amortization and intangible assets with indefinite lives, which are not amortized. Intangible assets subject to amortization at December 31, 2004 and 2003 consisted of reacquired franchise rights that are amortized on a straight-line basis over three to 20 years and selected tradenames that are amortized on a straight-line basis over five to 20 years. Amortization expense for the years ended December 31, 2004, 2003, and 2002 was $2.3 million, $2.4 million and $1.7 million, respectively. Based on the current amount of intangible assets subject to amortization, amortization expense is estimated to be approximately $2.3 million per year for the years ended December 31, 2005 through December 31, 2007, $2.0 million for the year ended December 31, 2008 and $1.9 million for the year ended December 31, 2009. As acquisitions and dispositions occur in the future, these amounts may vary.

Following are the Company’s intangible assets at December 31:

	2004	2003
Gross value of intangible assets subject to amortization	$39.2	$36.8
Accumulated amortization	(6.3)	(4.0)

Intangible assets subject to amortization, net	32.9	32.8

Intangible assets with indefinite lives which are not amortized	1.6	1.6

Total intangible assets, net	$34.5	$34.4

Note 4—Stock and Share-Based Payments

The Company has one class of preferred stock and two classes of common stock. There are currently no shares of the Company’s preferred stock issued or outstanding. The Company’s class A common stock entitles the holder to one vote per share and has a par value of $0.01 per share. The Company’s class B common stock entitles the holder to two votes per share and also has a par value of $0.01 per share.

On July 15, 1999, Blockbuster’s sole stockholder approved the adoption of the Blockbuster Inc. 1999 Long-Term Management Incentive Plan (as amended to date, the “1999 Plan”) for the benefit of its employees, directors and advisors. An aggregate of 25.0 million shares of class A common stock was originally reserved for issuance under the Plan, which provides for the grant of share-based incentive awards, including stock options to purchase shares of class A common stock, stock appreciation rights that may be settled in cash and/or shares of class A common stock or other securities of the Company, restricted shares of class A common stock,

BLOCKBUSTER INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Tabular dollars in millions except per share amounts)

unrestricted shares of class A common stock, restricted share units that may be settled in cash (based on the fair market value of a share of class A common stock or of a share of class B common stock or a weighted value average of the fair market value of a share of class A common stock or class B common stock) and/or class A common stock and phantom shares. The purpose of the 1999 Plan is to benefit and advance the interests of Blockbuster by (i) attracting and retaining employees, non-employee directors and advisors of Blockbuster; and (ii) rewarding such persons for their contributions to the financial success of Blockbuster and thereby motivating them to continue to make such contributions in the future. On July 20, 2004, Blockbuster’s stockholders approved the adoption of the 2004 Long-Term Management Incentive Plan (as amended to date the “2004 Plan”). An aggregate of 20.0 million shares of class A common stock was reserved for issuance under the 2004 Plan, which provides for the grant of the same types of awards as the 1999 Plan. Outstanding stock options granted in 1999 generally vest over a five-year period from the date of grant and generally expire ten years after the date of grant, and outstanding stock options granted subsequent to 1999 generally vest over a three-year or four-year period from the date of grant and generally expire ten years after the date of grant. Restricted shares and restricted share units granted in 2004, excluding restricted share units granted to Mr. Antioco and restricted shares and restricted share units granted in the Stock Options Exchange Offer discussed below, vest over a three-year period from the date of grant.

The Company’s policy is to issue new shares of common stock upon exercise of employee stock options or for grants of restricted shares.

Pursuant to the terms of the 1999 Plan, the committee of Blockbuster’s Board of Directors that is authorized to administer the 1999 Plan (the “Compensation Committee”) is required to make appropriate adjustments to the terms of outstanding awards granted under the 1999 Plan, as well as the maximum number of shares that may be subject to awards under such plan, in the event of certain dividends or distributions or other specified transactions including cash dividends that the Compensation Committee determines are not in the ordinary course of business. As discussed above in Note 1, in light of the Special Distribution, the Compensation Committee approved adjustments to the Company’s outstanding stock options to provide for a pro rata increase to the number of outstanding stock options and a pro rata decrease in the related exercise price. In addition, the Compensation Committee made a corresponding adjustment to the number of shares that could be subject to awards under the 1999 Plan. These adjustments resulted in an increase of 10.3 million outstanding stock options at the date of adjustment and a total of 40.3 million shares of class A common stock being reserved for issuance under the 1999 Plan, less any shares previously issued or subject to outstanding awards. These adjustments did not impact the Company’s results of operations.

As discussed in Note 1 above, the Company adopted the expense recognition provisions of FIN 28 as of January 1, 2004 and SFAS 123R as of October 1, 2004. As a result of the adoption of SFAS 123R and the expense recognition provisions of FIN 28, compensation expense has been recognized on an accelerated basis for all unvested share-based payments in the Company’s Consolidated Statements of Operations beginning on October 1, 2004.

Subsequent to completion of the Viacom Exchange Offer in October 2004, the Compensation Committee approved a plan to offer to substantially all Blockbuster employees who held options to purchase shares of Blockbuster Inc. class A common stock on November 9, 2004, the opportunity, at each option holder’s election, to exchange all, but not less than all, of their options for (i) restricted shares of Blockbuster Inc. class A common stock, (ii) restricted share units settleable in Blockbuster Inc. class A common stock or, in certain instances, (iii) cash (the “Stock Options Exchange Offer”). The consideration that each employee was eligible to receive in the Stock Options Exchange Offer was determined based on (i) such employee’s country of residence and the tax laws that applied to each such employee and (ii) the number of outstanding options each such employee held. The Stock Options Exchange Offer expired in December 2004.

BLOCKBUSTER INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Tabular dollars in millions except per share amounts)

As a result of the Stock Options Exchange Offer, approximately 19.9 million options were exchanged for approximately 7.5 million restricted shares or restricted share units. Under SFAS 123R, this exchange resulted in a modification to all previously outstanding stock options that were exchanged for restricted shares or restricted share units. In substance, the Company purchased the original instruments by issuing new instruments. SFAS 123R requires the Company to recognize any additional compensation expense resulting from the excess of the fair value of the modified award over the fair value of the original award as calculated immediately before its terms are modified. Based upon the Company’s analysis, the fair value of the modified award (i.e., the restricted share or restricted share unit), was less than the fair value of the original award, or stock option, in all instances. Therefore, no additional compensation was recognized as a result of the exchange. The restricted shares and restricted share units granted in the Stock Options Exchange Offer vest in three installments over a two-year vesting period, which began in December 2004. In accordance with the provisions of SFAS 123R, the remaining measured but unrecognized compensation expense of the original stock option, as determined using the fair value at the grant date, will be recognized based upon the accelerated expense recognition provisions of FIN 28 over the vesting period of the restricted shares or restricted share units. For the year ended December 31, 2004, the Company recognized approximately $7.2 million of compensation expense related to options exchanged for restricted shares and restricted share units.

The Company also paid approximately $2.3 million in cash in exchange for approximately 0.9 million stock options as stipulated by the Stock Options Exchange Offer, the amount of which was recorded to additional paid-in-capital during 2004. SFAS 123R states that the exchange of an unvested stock option for cash has, in effect, modified the requisite service period and thus the amount of compensation cost as measured at the grant date and not yet recognized must be recognized at the date of exchange. As such, the Company recognized compensation expense of approximately $1.3 million related to measured but unrecognized compensation expense for options exchanged for cash during the year ended December 31, 2004. Furthermore, SFAS 123R requires the Company to recognize additional compensation expense equal to the excess of the cash price over the fair value of the instruments exchanged. Based upon the Company’s analysis, the fair value of the original award at the date of exchange was greater than the cash price in all instances; therefore, there no additional compensation expense was recognized.

Approximately 3.8 million stock options were not tendered to be exchanged for cash, restricted shares or restricted share units as part of the Stock Options Exchange Offer. The Company continues to recognize compensation expense for these stock options in the Statements of Operations based on the award’s fair value on the date of grant and original vesting terms. For the year ended December 31, 2004, the Company recognized approximately $0.2 million of compensation expense related to options not tendered for exchange in the Stock Options Exchange Offer.

During the fourth quarter of 2004, Blockbuster entered into a new employment agreement with its chairman and chief executive officer, Mr. John F. Antioco. In connection with this agreement, Mr. Antioco was granted approximately 1.7 million restricted share units, which vest annually in two equal installments beginning in the fourth quarter of 2006, and an aggregate of 5.0 million options to purchase Blockbuster class A common stock, which vest annually in three equal installments beginning in the fourth quarter of 2005. Subject to the vesting provisions in the employment agreement, the restricted share units are payable in cash upon termination of Mr. Antioco’s employment, including “Good Reason Termination,” as defined in the employment agreement. As a result, the restricted share units have been accounted for as a liability under the terms of SFAS 123R. The liability will be remeasured at fair value at each reporting period until settlement. The Company recognized compensation expense and recorded a liability of $1.4 million related to Mr. Antioco’s restricted shares units during 2004. The liability has been included in “Accrued expenses” on the Consolidated Balance Sheets. For the year ended December 31, 2004, the Company recognized approximately $1.7 million of share-based compensation expense related to Mr. Antioco’s stock options granted in the fourth quarter of 2004.

BLOCKBUSTER INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Tabular dollars in millions except per share amounts)

As required by SFAS 123R, during the fourth quarter of 2004, the Company also recognized $4.4 million of share-based compensation expense for options outstanding prior to consummation of the Stock Options Exchange Offer. The Company granted an additional 2.3 million restricted shares in the fourth quarter of 2004 to certain employees and recognized approximately $0.4 million of compensation expense related to these share-based payments.

The fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	2004	2003	2002
Expected dividend yield(a)	1.0%	0.5%	0.4%
Expected stock price volatility(b)	70.0%	60.0%	60.0%
Risk-free interest rate(c)	3.5%	3.9%	4.4%
Expected life of options (years)(d)	5.0	7.0	7.0

(a)	The current intention of the Blockbuster Board of Directors is to pay cash dividends of $0.02 per share each quarter on Blockbuster’s common stock. Excludes the Special Distribution as noted above in Note 1.
(b)	Expected volatility is based on the weekly historical volatility of our stock price, over the expected life of the option.
(c)	The risk-free rate is based upon the rate on a zero coupon U.S. Treasury bill, for periods within the contractual life of the option, in effect at the time of grant.
(d)	The expected term of the option is based on historical employee exercise behavior, the vesting terms of the respective option and a contractual life of ten years.

The following table summarizes stock option activity pursuant to Blockbuster’s stock option plan:

	Options Outstanding	Weighted-Average Exercise Price
Balance at December 31, 2001	15,411,644	$14.90
Granted	5,135,379	19.81
Exercised	(2,790,719)	14.06
Cancelled	(1,208,050)	15.39

Balance at December 31, 2002	16,548,254	$16.53
Granted	4,122,840	15.69
Exercised	(1,260,297)	14.34
Cancelled	(1,563,288)	16.74

Balance at December 31, 2003	17,847,509	$16.47
Granted	5,102,600	8.59
Adjustment for Special Distribution(1)	10,294,060	—
Exercised(1)	(245,357)	12.04
Cancelled(1)	(4,055,561)	11.66
Exchanged in Stock Options Exchange Offer	(20,788,825)	10.23

Balance at December 31, 2004	8,154,426	$8.91

(1)	As discussed in Note 1, in light of the Special Distribution and in order to preserve, but not increase, the intrinsic value of stock options held by Blockbuster optionees, during the third quarter of 2004, the Company adjusted its outstanding stock options to effect a pro rata increase in the number of outstanding stock options and a pro rata decrease in the related exercise prices. The information presented above reflects these pro rata adjustments for all option activity subsequent to the date of the adjustment.

BLOCKBUSTER INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Tabular dollars in millions except per share amounts)

The following table summarizes information concerning stock options issued to Blockbuster employees and directors that are vested or are expected to vest and stock options exercisable as of December 31, 2004:

	Options	Remaining Contractual Life (Years)	Weighted- Average Exercise Price	Aggregate Intrinsic Value
Total options vested or expected to vest	7,916,620	8.7	$8.85	$8,396,629
Exercisable	1,963,336	6.1	$9.73	$1,252,203

The weighted-average fair value of each option granted, as of the grant date, was $4.66, $9.44 and $12.13 in 2004, 2003 and 2002, respectively. The total fair value of options that vested during the years ended December 31, 2004, 2003 and 2002 was $39.1 million, $26.1 million and $26.4 million, respectively. For the years ended December 31, 2004, 2003 and 2002, the total intrinsic value of options exercised was approximately $1.0 million, $6.9 million and $29.4 million, respectively. As of December 31, 2004, there was approximately $27.8 million of unrecognized compensation cost related to stock options outstanding. That cost is expected to be recognized over a weighted-average period of 2.6 years.

Cash received from options exercised under all share-based payment arrangements for the years ended December 31, 2004, 2003 and 2002, was $2.8 million, $18.1 million and $39.3 million, respectively. The actual tax benefit realized for the tax deductions from option exercise of the share-based payment arrangements totaled $5.1 million, $2.7 million and $11.5 million, respectively, for the years ended December 31, 2004, 2003 and 2002.

As of December 31, 2004, 2003 and 2002, there were approximately 6.2 million, 11.8 million and 12.4 million unvested options outstanding, respectively.

A summary of the status of the Company’s restricted shares and restricted share units as of December 31, 2004 and changes during the year ended December 31, 2004 is presented below:

	Shares and Units Outstanding(1)	Weighted-Average Fair Value at Date of Grant
Restricted shares and units at January 1, 2004	—	$—
Restricted shares and units granted in exchange for options	7,475,299	5.80
Granted	4,068,972	8.78
Vested	(2,493,930)	5.80

Restricted shares and units at December 31, 2004	9,050,341	$7.14

(1)	Includes approximately 1.7 million restricted share units that are payable in cash upon vesting and, therefore, are accounted for as a liability on the Consolidated Balance Sheets.

As of December 31, 2004, there was approximately $146.0 million of unrecognized compensation cost related to restricted share and restricted share unit compensation arrangements. That cost is expected to be recognized over a weighted-average period of 2.1 years. The total fair value of shares vested during the year ended December 31, 2004 was approximately $14.5 million.

Viacom’s Long-Term Incentive Plan

During 2002 and 2003, certain of the Company’s employees were granted Viacom stock options under Viacom’s long-term incentive plans (the “Viacom Plans”). The Viacom Plans provide for fixed grants of equity- based interests pursuant to awards of phantom shares, stock options, stock appreciation rights, restricted shares or other equity-based interests and for subsequent payments of cash with respect to phantom shares or stock

BLOCKBUSTER INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Tabular dollars in millions except per share amounts)

appreciation rights based, subject to certain limits, on their appreciation in value over stated periods of time. The stock options generally vest over a three to six-year period from the date of grant and expire ten years after the date of grant. No Viacom stock options were granted to Blockbuster employees during 2004.

On May 17, 2004, the Viacom Compensation Committee agreed, subject to completion of the Viacom Exchange Offer, to extend the life of selected stock options to purchase Viacom stock granted to Blockbuster executives. Such options were extended to the fourth anniversary of the date of the Committee’s action, provided that (i) the applicable executives remain actively employed by Blockbuster and (ii) the applicable executives are subject to employment agreements that contain non-competition provisions in favor of Blockbuster. In addition, all unvested options for Viacom common stock automatically vested upon the Company’s divestiture from Viacom, which occurred on October 17, 2004. As a result of the acceleration of Viacom options, Blockbuster recorded a compensation charge of approximately $1.7 million in the fourth quarter ended December 31, 2004.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	2003	2002
Expected dividend yield(a)	—	—
Expected stock price volatility	39.6%	36.9%
Risk-free interest rate	3.6%	4.9%
Expected life of options (years)	6.7	6.7

(a)	Viacom declared cash dividends on its common stock during the third and fourth quarters of 2003, however, this was subsequent to the grant of options to the Company’s employees, which occurred in January 2003 and, therefore, was not considered in the valuation of stock options. Viacom did not declare any cash dividends on common stock for 2002.

The weighted-average fair value of each option as of the grant date was $18.32 and $18.62 in 2003 and 2002, respectively.

The following table summarizes stock option activity under Viacom’s various plans as it relates to Blockbuster’s employees:

	Options Outstanding	Weighted-Average Exercise Price
Balance at December 31, 2001	2,334,389	$27.17
Granted	135,000	39.50
Exercised	(502,583)	16.29
Cancelled	(61,122)	35.25

Balance at December 31, 2002	1,905,684	$30.66
Granted	140,000	39.33
Exercised	(331,176)	17.92
Cancelled	(20,252)	25.05

Balance at December 31, 2003	1,694,256	$33.93
Granted	—	—
Exercised	(259,808)	15.85
Cancelled	(47,140)	42.88

Balance at December 31, 2004	1,387,308	$37.01

BLOCKBUSTER INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Tabular dollars in millions except per share amounts)

The following table summarizes information concerning currently outstanding and exercisable Viacom stock options held by Blockbuster employees at December 31, 2004:

	Options	Remaining Contractual Life (Years)	Weighted- Average Exercise Price	Aggregate Intrinsic Value
Outstanding and Exercisable	1,387,308	2.7	$37.01	$5,177,657

Note 5—Accrued Expenses

The Company’s accrued expenses consist of the following:

	At December 31,
	2004	2003
Accrued compensation	$145.1	$141.6
Accrued revenue-sharing	90.0	87.8
Accrued gift card liability	154.0	146.8
Accrued taxes other than income taxes	67.2	63.5
Deferred revenue	81.8	62.3
Accrued insurance	26.2	12.2
Accrued interest	13.0	0.1
Other	120.0	95.9

	$697.3	$610.2

Note 6—Related Party Transactions

Prior to our divestiture from Viacom on October 13, 2004, our primary related party transactions were with Viacom, and included, among others, arrangements providing insurance, audit, legal and other services, purchases from companies owned by or affiliated with Viacom and tax related agreements, as discussed below. Amounts disclosed below for related party transactions with Viacom for the year ended December 31, 2004 reflect activity through the date of the divestiture.

Effective with Blockbuster’s initial public offering in 1999, Blockbuster and Viacom entered into a transition services agreement whereby Viacom provided the Company with accounting, management information systems, legal, financial, tax and other services. The Company agreed to pay or reimburse Viacom for any out-of-pocket payments, costs and expenses associated with these services. The charges for these services prior to the Viacom Exchange Offer were $1.4 million for the year ended December 31, 2004 and $1.8 million for each of the years ended December 31, 2003 and 2002.

Viacom paid insurance premiums on behalf of the Company for certain of the Company’s property, life and directors’ and officers’ insurance policies. Insurance expense related to the Company’s reimbursements to Viacom for these policies was $5.8 million, $5.4 million and $4.2 million for the years ended December 31, 2004, 2003 and 2002, respectively, and is reflected as a component of general and administrative expenses in the Consolidated Statements of Operations. In addition, Viacom paid audit fees on the Company’s behalf in 2004, 2003 and 2002 and began paying certain legal expenses on the Company’s behalf in 2003. Total expenses related to the Company’s reimbursements to Viacom for these amounts were $8.0 million, $5.7 million and $1.1 million

BLOCKBUSTER INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Tabular dollars in millions except per share amounts)

for the years ended December 31, 2004, 2003 and 2002 and are reflected as a component of the Company’s general and administrative expenses in the Consolidated Statements of Operations.

The Company, through the normal course of business, has been involved in transactions with companies owned by or affiliated with Viacom. The Company purchased certain VHS tapes and DVDs for rental and sale directly from Paramount Pictures Corporation (“Paramount”) and Showtime Networks, Inc. (“Showtime”), subsidiaries of Viacom. Total purchases from Paramount were $57.3 million, $103.8 million and $139.5 million for the years ended December 31, 2004, 2003 and 2002, respectively. Total purchases from Showtime were $1.8 million, $2.3 million and $3.6 million for the years ended December 31, 2004, 2003 and 2002, respectively. The Company also purchased certain home video games from Midway Games, Inc. (“Midway”), a related party of Viacom. Total amounts paid for purchases from Midway were $6.8 million, $4.7 million and $12.2 million for the years ended December 31, 2004, 2003 and 2002, respectively.

In addition, some studios allow the Company to direct a portion of their home video advertising expenditures. The Company received $0.2 million, $2.2 million and $4.1 million from Paramount in 2004, 2003 and 2002, respectively, related to this arrangement. During 2002, these amounts were recorded as reductions to the Company’s advertising expenses during the periods presented, as they reflected reimbursements of costs actually incurred. During 2003, these amounts were recognized as either a reduction of actual costs incurred or a reduction to cost of sales pursuant to EITF 02-16 as discussed in Note 1.

The Company uses a third-party agency to allocate its media placement and spending, based on specifications determined by the Company in accordance with independent market studies. The third-party agency conducts a competitive negotiation process with media outlets, including Viacom affiliates, which have historically been offered an opportunity of first refusal. During the years ended December 31, 2004, 2003 and 2002 approximately $8.8 million, $17.6 million and $68.7 million, respectively, of Blockbuster’s aggregate advertising expenditures were spent with Viacom affiliates. Advertising expenditures spent with Viacom affiliates, while a related party of the Company, as a percent of the Company’s total advertising expenses for the years ended December 31, 2004, 2003 and 2002 were approximately 3%, 10% and 28%, respectively.

In conjunction with the sale by Viacom of Blockbuster Music stores (“Music”) to Wherehouse Entertainment, Inc. (“Wherehouse”), the Company assumed certain liabilities as a result of the disposition of Music with a corresponding reduction to Viacom’s net equity investment. The nature of these liabilities was predominantly for lease obligations associated with closed Music stores excluded from the sale and, to a lesser extent, certain transaction costs and various costs to complete the transition of operations from Music to Wherehouse. These total liabilities at the date of assignment aggregated approximately $67.0 million, of which $9.1 million remains in current liabilities at December 31, 2004.

In March 2001, the Company entered into two interest rate swaps with Viacom in order to obtain a fixed interest rate with respect to $400.0 million of the Company’s outstanding floating rate debt under the Blockbuster Credit Agreement. The interest rate swaps with Viacom matured during the first and third quarters of 2003. See Note 7 for further details on these interest rate swaps.

The Company and Viacom entered into a tax matters agreement that provided that subsequent to the closing of the Company’s initial public offering on August 16, 1999 the Company would continue to be included in the Viacom federal consolidated income tax return and certain consolidated, combined and unitary state tax returns, until such time at which Viacom no longer owned at least 80% of the total voting power of the Company’s stock, and 80% of the total value of the Company’s stock. See Note 8 for further details on the tax matters agreement.

BLOCKBUSTER INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Tabular dollars in millions except per share amounts)

In connection with Blockbuster’s divestiture from Viacom, Blockbuster and Viacom entered into an amended and restated Initial Public Offering and Split-Off Agreement with Viacom. This amended agreement provides, among other things, (i) for Viacom to pay various expenses related to the transaction; (ii) for an allocation of expenses and liabilities related to the transaction and to Blockbuster’s business operations; and (iii) for Blockbuster to provide Viacom with letters of credit (the “Viacom Letters of Credit”), at Viacom’s expense, in an amount up to $150.0 million to secure a portion of Viacom’s contingent liabilities with respect to certain store lease guarantees originally entered into before the Company’s August 1999 initial public offering. In conjunction with this agreement, the Company recognized a $7.0 million capital contribution during the third quarter of 2004, representing Viacom’s reimbursement of a portion of the deferred financing costs incurred in conjunction with the Company’s new $1,150.0 million senior secured credit facility, which is discussed in Note 7 below.

Blockbuster and Viacom also entered into an amended and restated transition services agreement for services to be provided subsequent to the completion of the divestiture from Viacom. Pursuant to the amended and restated transition services agreement, Viacom provided Blockbuster with agreed-upon audit and control, intellectual property, legal and tax services and employee benefit plan and insurance administration from completion of the Viacom Exchange Offer through December 2004 in exchange for Blockbuster’s payment of $150,000 per month and Blockbuster’s reimbursement to Viacom for its out-of-pocket costs and expenses.

As of December 31, 2004, the Company’s net receivable from Viacom in conjunction with these and other related divestiture agreements totaled $2.6 million, which has been included in “Receivable from Viacom, net” on the Consolidated Balance Sheets.

All other transactions with companies owned by or affiliated with Viacom did not have a material impact on the financial position or results of operations presented herein.

Note 7—Credit Agreement and Other Debt

On June 21, 1999, the Company entered into a $1.9 billion unsecured credit agreement (the “Old Credit Agreement”) with a syndicate of banks. The Old Credit Agreement was initially comprised of a $700.0 million long-term revolver due July 1, 2004; a $600.0 million term loan due in quarterly installments ending July 1, 2004; and a $600.0 million short-term revolver, which was fully paid down during 2000. The repayment of the short-term revolver permanently reduced the borrowing capacity under the Old Credit Agreement from $1.9 billion to $1.3 billion. Effective May 7, 2002, the Company permanently reduced the banks’ commitment under the long-term revolver from $700.0 million to $600.0 million.

On July 1, 2004, the Old Credit Agreement which, at that time, consisted of a $600.0 million long-term revolver and $50.0 million remaining under a term loan, was scheduled to mature. On that date, the Company extended the old $600.0 million revolver through the earlier of the Company’s entrance into a new credit facility or December 31, 2004, and reduced the available borrowing capacity under the revolver to $300.0 million. Pursuant to the extension agreement, on July 1, 2004, the Company also refinanced the remaining $50.0 million outstanding under the old term loan with borrowings under the extended revolving line of credit.

On August 20, 2004, the Company entered into a new $1,150.0 million senior secured credit facility (the “Credit Facilities”) with a syndicate of lenders. The Credit Facilities provide for three facilities: (i) a five-year $500.0 million revolving credit facility (the “Revolving Credit Facility”), of which $150.0 million is reserved for

BLOCKBUSTER INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Tabular dollars in millions except per share amounts)

the issuance, at Viacom’s expense, of the Viacom Letters of Credit, although such reserve amount may be decreased from time to time by the joint instructions of Viacom and Blockbuster; (ii) a five-year $100.0 million term loan A facility (the “Term A Loan Facility”); and (iii) a seven-year $550.0 million term loan B facility (the “Term B Loan Facility”). Under this arrangement and also on August 20, 2004, the Company’s Old Credit Agreement expired and the Company refinanced the $50.0 million outstanding under the Old Credit Agreement with borrowings from the Revolving Credit Facility under the Credit Facilities. The Credit Facilities are secured by pledges of the stock of all of the Company’s domestic subsidiaries and 65% of the stock of certain of the Company’s international subsidiaries and is guaranteed by the domestic subsidiaries of the Company.

Also on August 20, 2004, the Company issued $300.0 million aggregate principal amount of 9% senior subordinated notes due 2012 (the “Senior Subordinated Notes”). The proceeds from the Senior Subordinated Notes, together with the proceeds from the Credit Facilities, were used (i) to fund the payment of the Special Distribution; (ii) to finance transaction costs and expenses in connection with the divestiture and the Special Distribution; (iii) to repay amounts outstanding under the Old Credit Agreement; and (iv) for working capital and other general corporate purposes. In conjunction with the Credit Facilities and the Senior Subordinated Notes, the Company incurred debt financing costs totaling $18.7 million during 2004, of which $6.9 million was reimbursed from Viacom in the fourth quarter. These costs are included in Other Assets on the Consolidated Balance Sheets and will be amortized to interest expense over the terms of the related debt.

As of December 31, 2004, $100.0 million of borrowings were outstanding under the Revolving Credit Facility and $650.0 million was outstanding under the term loan facilities of the Credit Facilities. The available borrowing capacity, excluding the $150.0 million reserved for issuance of the Viacom Letters of Credit and $28.6 million reserved to support other letters of credit, totaled $221.4 million at December 31, 2004. Borrowings under the Credit Facilities accrue interest at a rate equal to either LIBOR plus an applicable margin or the prime rate or the federal funds rate plus applicable margins. The applicable margins vary based on the borrowing and specified leverage ratios. The weighted-average interest rate at December 31, 2004 for borrowings under the Credit Facilities was 4.8%. Commitment fees are charged at an annual rate of 0.375% on the unused portion of the Revolving Credit Facility, and participation and fronting fees are also incurred on letters of credit.

The borrowing availability under the Revolving Credit Facility will be automatically reduced by quarterly installments of 5% of the original borrowing availability beginning October 2007 through July 2009 and will terminate in full in August 2009. Beginning in 2005, the Term A Loan Facility is payable in quarterly installments of 3.75% of the original principal balance beginning October 2005 through July 2008, and 13.75% beginning October 2008 through August 2009. The Term B Loan Facility is payable in quarterly installments of 0.25% of the original principal balance beginning October 2005 through July 2008, 2.5% beginning October 2008 through July 2010 and 19.25% beginning October 2010 through August 2011. The term loans are subject to mandatory prepayments from a portion of proceeds from asset sales and excess cash flow.

As of December 31, 2004, $300.0 million of principal was outstanding under the Senior Subordinated Notes. The Senior Subordinated Notes mature on September 1, 2012. Interest accrues on the Senior Subordinated Notes from August 20, 2004, and is payable on March 1 and September 1 of each year, with the first interest payment being due on March 1, 2005. The Company may redeem all or a portion of the Senior Subordinated Notes at any time on or after September 1, 2008, at certain redemption prices. Prior to September 1, 2008, the Company may redeem all, but not less than all, of the Senior Subordinated Notes at a redemption price equal to the principal amount of the Senior Subordinated Notes plus an applicable “make whole” premium and accrued

BLOCKBUSTER INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Tabular dollars in millions except per share amounts)

and unpaid interest to the redemption date. In addition, at any time prior to September 1, 2007, the Company may redeem up to 35% of the aggregate principal amount of the Senior Subordinated Notes with the net proceeds of certain equity offerings at certain redemption prices.

Under a registration rights agreement as part of the offering of the Senior Subordinated Notes, the Company is obligated to use its reasonable best efforts to file with the SEC a registration statement with respect to an offer to exchange the Senior Subordinated Notes for substantially similar notes that are registered under the Securities Act of 1933, as amended (the “Securities Act”). Alternatively, if the exchange offer for the Senior Subordinated Notes is not available or cannot be completed or some holders of Senior Subordinated Notes are not able to participate in the exchange offer for the Senior Subordinated Notes, the Company will be required to use its reasonable best efforts to file a shelf registration statement to cover resales of the Senior Subordinated Notes under the Securities Act. If this exchange offer for the Senior Subordinated Notes is not completed or, if required, the shelf registration statement is not declared effective on or before May 17, 2005, the Company will be required to pay additional interest on the Senior Subordinated Notes of 0.25% per annum every 90 days thereafter, up to a maximum aggregate increase of 1% per annum, until the exchange offer is completed or the shelf registration statement is declared effective.

The Credit Facilities and the Senior Subordinated Notes contain certain restrictive covenants, which, among other things, limit the payment of dividends, repurchase of the Company’s common stock or other distributions and also require compliance with certain financial covenants with respect to a maximum leverage ratio and a minimum fixed charge coverage ratio. At December 31, 2004, the Company was in compliance with all debt covenants.

In March 2001, the Company entered into two interest rate swaps with Viacom in order to obtain a fixed interest rate with respect to $400.0 million of the Company’s outstanding floating rate debt under the Old Credit Agreement, and thereby reduce the Company’s exposure to interest rate volatility. The swaps fixed $200.0 million of the Company’s outstanding debt at an interest rate of 5.01% for two years and the other $200.0 million at an interest rate of 5.12% for two and one-half years. The first and second interest rate swaps matured in the first and third quarters of 2003, respectively. The Company’s effective interest rate also included the LIBOR spread payable under its credit facility. Including the effect of the LIBOR spread, the effective interest rates of the swaps were approximately 6.26% and 6.37%, respectively. The interest rate swaps qualified as fully effective cash-flow hedging instruments under SFAS No. 133, Accounting For Derivative Instruments and Hedging Activities. Therefore, the gains or losses of the qualifying cash flow hedges were reported in other comprehensive income (loss) and reclassified into earnings in the same period in which the hedged transactions affected earnings.

The Company entered into two additional lines of credit with banks for an aggregate of $75.0 million in the fourth quarter of 1999. The borrowing capacity under these lines was reduced to $45.0 million in 2002. Both of these lines expired during 2004. The Company also has additional lines of credit that were previously held by its joint venture in Italy, which the Company purchased in the fourth quarter of 2002. These lines of credit carried interest rates ranging from 0.5% to 1.1% over EURIBOR and an aggregate borrowing capacity of approximately 19.0 million Euro (or approximately $23.9 million as of December 31, 2003). There was $21.2 million outstanding under these lines of credit at December 31, 2003. These lines were repaid and cancelled during 2004.

In April 2000, the Company borrowed $26.5 million in order to finance the purchase of certain equipment. The financing bears interest at 8.0%, is payable in monthly installments through April 2005, and is secured by a

BLOCKBUSTER INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Tabular dollars in millions except per share amounts)

lien on the equipment. The Company had $0.7 million and $3.6 million outstanding under this financing at December 31, 2004 and 2003, respectively.

The following table sets forth the Company’s current portion of long-term debt and capital lease obligations:

	At December 31,
	2004	2003
Old Credit Agreement:
Term loan, interest rate of 2.4% at December 31, 2003 and repaid in 2004	$—	$100.0
Credit Facilities:
Term A loan, interest rate ranging from 4.3% to 4.5% at December 31, 2004	3.7	—
Term B loan, interest rate ranging from 4.8% to 5.3% at December 31, 2004	1.4	—
Current maturities of all other obligations	0.7	24.1

Total current portion of long-term debt	5.8	124.1
Current portion of capital lease obligations	19.7	20.7

	$25.5	$144.8

The following table sets forth the Company’s long-term debt and capital lease obligations, less current portion:

	At December 31,
	2004	2003
Equipment term loan, interest rate of 8.0% payable monthly through April 2005, secured by certain equipment	$—	$0.7
Credit Facilities:
Revolving credit facility, interest rate of 4.5% at December 31, 2004	100.0	—
Term A loan, interest rate ranging from 4.3% to 4.5% at December 31, 2004	96.3	—
Term B loan, interest rate ranging from 4.8% to 5.3% at December 31, 2004	548.6	—
Senior Subordinated Notes, interest rate of 9.0%	300.0	—

Total long-term debt, less current portion	$1,044.9	0.7
Capital lease obligations, less current portion	74.8	74.4

	$1,119.7	$75.1

The scheduled maturities on the Company’s debt are as follows:

2005	$5.8
2006	20.5
2007	20.5
2008	42.9
2009	196.3
2010 and thereafter	764.7

Total	$1,050.7

BLOCKBUSTER INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Tabular dollars in millions except per share amounts)

Interest expense related to capital leases was $9.5 million, $10.3 million and $11.3 million for the years ended December 31, 2004, 2003 and 2002, respectively. See Note 9 for further information regarding capital lease obligations.

Note 8—Income Taxes

Prior to September 30, 2004, the Company was included in consolidated federal, state and local income tax returns filed by Viacom. On September 30, 2004, Blockbuster ceased to be a member of the Viacom consolidated tax group due to Viacom’s ownership of Blockbuster decreasing below 80% of the total value of the Company’s stock. The tax benefit (provision) reflected in the Consolidated Statements of Operations and deferred tax assets and liabilities reflected in the Consolidated Balance Sheets have been prepared as if such benefit (provision) were computed on a separate return basis.

The Company and Viacom entered into a tax matters agreement which provides that subsequent to the closing of the Company’s initial public offering on August 16, 1999 and prior to September 30, 2004, the Company would be included in the Viacom federal consolidated income tax return and certain consolidated, combined and unitary state tax returns. The tax matters agreement requires the Company to make payments to Viacom equal to the amount of income taxes which would be paid by the Company, subject to certain adjustments, if the Company had filed a stand-alone return for any taxable year or portion thereof beginning after August 16, 1999 and ending September 30, 2004. The income tax liabilities for the periods presented prior to August 16, 1999 were paid by Viacom. Any tax losses generated by the Company have been utilized by Viacom to reduce its consolidated taxable income. Accordingly, these amounts were reflected in stockholders’ equity in the Consolidated Balance Sheets. The tax matters agreement also specifies that Viacom will indemnify the Company against any and all tax adjustments to Viacom’s consolidated federal and consolidated, combined and unitary state tax returns from September 29, 1994 through August 16, 1999. Subsequent to August 16, 1999, the Company is solely responsible for all tax adjustments to the Company’s federal and state returns. All periods subsequent to May 5, 2000 are open for audit.

The IRS recently concluded its audits of the tax years ending December 31, 1997 through May 4, 2000, resulting in a net benefit for 2004 of $37.1 million. In addition, the Company maintains tax contingency reserves for tax positions that may not be resolved favorably in audit. The tax contingency reserves are reflected in other non-current liabilities.

With respect to tax attributes such as net operating losses, tax credits and capital losses that occurred prior to September 30, 2004, the Company had the right of reimbursement or offset, which was determined based on the extent such tax attributes could be utilized by the Company if it had not been included in the Viacom group. The right to reimbursement or offset will arise regardless of whether the Company is a member of the Viacom group at the time the attributes could have been used by the Company. As of December 31, 2004 the Company has foreign tax credit carryfowards of $9.9 million included in other non-current assets that will be reimbursed by Viacom when the Company can utilize the credits outside of the Viacom group. The Company believes that it will be able to utilize all of the foreign tax credits prior to their expiration. Included in the “Receivable from Viacom” balance in the accompanying Consolidated Balance Sheets are income tax receivables of $0.1 million and $7.9 million as of December 31, 2004 and 2003, respectively.

The Company’s tax effected net operating loss carryforwards of $84.3 million at December 31, 2004 are primarily attributable to $49.7 million of domestic net operating loss carryforwards and $34.6 million of net operating loss carryforwards for foreign subsidiaries. These losses are subject to certain restrictions and

BLOCKBUSTER INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Tabular dollars in millions except per share amounts)

limitations in accordance with domestic and foreign tax laws. The tax matters agreement dated August 16, 1999 between the Company and Viacom required the Company to surrender all or a portion of its United Kingdom tax loss carryovers generated by the Company to Viacom upon request without compensation. During the third quarter of 2002, Viacom notified the Company that the conditions pursuant to which Viacom would require the Company to surrender the losses were no longer applicable and, therefore, Viacom would not request the Company to surrender its United Kingdom tax loss carryovers. Accordingly, during 2002, the Company reduced the deferred tax asset valuation allowance by $8.7 million as it was more likely than not that these deferred tax assets would be utilized by the Company in the future. The Company has provided a valuation allowance for deferred tax assets in certain foreign jurisdictions in the Company’s 2004, 2003 and 2002 tax provisions as it is currently more likely than not that the tax benefits will not be realized. Of the total tax effected net operating loss carryforwards, $80.4 million will expire between 2004 and 2024, and $3.9 million has no expiration. The Company is permanently reinvested with respect to the unremitted earnings of its foreign subsidiaries. It is not practicable to estimate the tax effects of repatriating the unremitted earnings of the Company’s foreign subsidiaries.

Income (loss) before income taxes is attributable to the following jurisdictions:

	Year Ended December 31,
	2004	2003	2002
		Restated	Restated
United States	$(1,172.4)	$(523.9)	$263.3
Foreign	(113.7)	(343.2)	41.9

Total	$(1,286.1)	$(867.1)	$305.2

Components of the income tax benefit (provision) are as follows:

	Year Ended December 31,
	2004	2003	2002
		Restated	Restated
Current:
Federal	$(24.7)	$(109.1)	$(75.4)
State and local	(1.3)	(23.2)	(11.8)
Foreign	(16.7)	(10.6)	(4.0)

	(42.7)	(142.9)	(91.2)
Deferred	80.0	36.4	(15.9)

Total	$37.3	$(106.5)	$(107.1)

In 2004 and 2003, $0.3 million and $2.7 million, respectively, of income tax benefit was recorded as a component of stockholders’ equity as a result of exercised stock options. In addition, $4.8 million of income tax benefit was recorded as a component of stockholders’ equity as a result of restricted shares that vested in 2004.

Income (loss) accounted for under the equity method of accounting is shown net of tax in the Consolidated Statements of Operations. Included in equity in net income (loss) of affiliated companies of $(0.7) million in 2003 and $(2.2) million in 2002 are tax benefits of $0.3 million for 2003 and $1.6 million for 2002.

BLOCKBUSTER INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Tabular dollars in millions except per share amounts)

A reconciliation of the statutory U.S. federal tax rate to the Company’s effective tax rate on income (loss) before income taxes are as follows:

	Year Ended December 31,
	2004	2003	2002
		Restated	Restated
Statutory U.S. tax benefit (provision)	35.0%	35.0%	(35.0)%
Non-deductible portion of goodwill amortization/impairment	(38.9)	(51.1)	—
State and local taxes, net of federal tax benefit	3.9	3.8	(4.9)
Effect of foreign operations	(1.3)	0.4	2.4
Audit resolution	2.9	—	—
Foreign valuation allowance (increase) decrease	1.1	(0.9)	3.0
Other, net	0.2	0.5	(0.6)

Tax benefit (provision)	2.9%	(12.3)%	(35.1)%

The following is a summary of the deferred tax accounts in accordance with SFAS No. 109, Accounting for Income Taxes:

	At December 31,
	2004	2003
		Restated
Deferred tax assets:
Reserves and accrued liabilities	$20.2	$15.4
Book-tax basis differences in long-lived assets	7.3	7.3
Book-tax differences in rental library and other assets	3.2	—
Net operating loss carryforwards	84.3	60.0

Total deferred tax assets	115.0	82.7
Less valuation allowance	(28.0)	(42.7)

Net deferred tax assets	87.0	40.0

Deferred tax liabilities:
Deferred expenses	(4.8)	(3.3)
Book-tax differences in rental library and other assets	—	(49.3)

Total deferred tax liabilities	(4.8)	(52.6)

Total net deferred tax asset (liability)	$82.2	$(12.6)

Note 9—Commitments and Contingencies

The Company has long-term non-cancelable lease commitments for various real and personal property, including stores, and office space which expire at various dates. Certain leases contain renewal and escalation clauses. Generally, leases are five to ten years with extended renewal options.

BLOCKBUSTER INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Tabular dollars in millions except per share amounts)

At December 31, 2004, minimum rental payments under non-cancelable leases are as follows:

	Operating	Capital
2005	$583.0	$27.4
2006	490.7	21.6
2007	398.8	15.9
2008	294.4	13.9
2009	194.1	11.8
2010 and thereafter	566.6	36.7

Total minimum lease payments	$2,527.6	127.3

Less amount representing interest		32.8

Present value of minimum payments		$94.5

Rent expense was $618.4 million, $570.1 million (as restated) and $539.2 million (as restated) for the years ended December 31, 2004, 2003 and 2002, respectively. Subtenant rental income was $15.1 million, $12.7 million and $12.1 million for the years ended December 31, 2004, 2003 and 2002, respectively. Future minimum lease payments have not been reduced by future minimum subtenant rental income of $61.1 million.

In October 1998, about 380 Blockbuster Music stores were sold to Wherehouse Entertainment, Inc. (“Wherehouse”). Some of the leases transferred in connection with this sale had previously been guaranteed either by Viacom or its affiliates. In connection with its initial public offering, the Company entered into an Initial Public Offering and Split-Off Agreement with Viacom, pursuant to which Blockbuster agreed to indemnify Viacom with respect to any amount paid under these guarantees. On January 21, 2003, Wherehouse filed a petition for protection under Chapter 11 of U.S. bankruptcy law. Based on information regarding lease and guaranty expirations originally available in connection with the Wherehouse bankruptcy, the Company estimated that it was contingently liable for approximately $36.0 million. Of this amount, the Company recorded a reserve of $18.7 million during the fourth quarter of 2002 in occupancy expense, which represented its estimate of the lease guarantee obligation at that time. During 2004 and 2003, the Company paid approximately $3.4 million and $8.2 million associated with the lease guarantee obligation. In addition, during the fourth quarters of 2004 and 2003, Blockbuster reduced its reserve by $0.3 million and $2.6 million, respectively, resulting in a remaining reserve balance of $4.2 million at December 31, 2004, which the Company believes is appropriate based upon its most current information regarding the bankruptcy proceedings. The Company will continue to monitor these proceedings and make adjustments to its reserves as required by new information or changes to existing information.

In March 2001, after a series of judicial rulings, three individuals remained as plaintiffs in a complaint filed in the United States District Court for the Western District of Texas against Blockbuster, Viacom, and major motion picture studios and their home video subsidiaries. They asserted, among other things, that Blockbuster, Viacom and the studios conspired to fix the prices of videos to retailers and distributors, engaged in discriminatory pricing and conspired to restrain competition. They were seeking treble damages for themselves and injunctive relief under both federal and California state law. In July 2002, judgment was entered in favor of Blockbuster and the other defendants. Plaintiffs appealed the judgment to the Fifth Circuit Court of Appeals. In August 2003, the Fifth Circuit Court of Appeals affirmed the federal court judgment. The Supreme Court of the United States refused plaintiffs’ petition for writ of certiorari in March 2004. In January 2001, a similar complaint was filed in Superior Court of California, Los Angeles County, by over 200 individual plaintiffs

BLOCKBUSTER INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Tabular dollars in millions except per share amounts)

seeking class certification and monetary damages against Blockbuster and the same defendants. In January 2002, the California court denied the plaintiffs’ request for class certification. By Order dated February 20, 2003, the California state court judge dismissed with prejudice all claims against Blockbuster and the other defendants. The plaintiffs have appealed the California state court denial of class certification, as well as the dismissal of all claims. In addition to any damage award to which Blockbuster might be directly subject, if Viacom is required to pay any damage award as a result of the federal or state court action, Viacom may seek indemnification for its losses from Blockbuster under the amended and restated release and indemnification agreement entered into between Viacom and Blockbuster in connection with Blockbuster’s divestiture from Viacom. Blockbuster believes the plaintiffs’ positions in both actions are without merit and intends to continue to vigorously defend itself in each litigation.

Blockbuster currently is a defendant in 14 lawsuits filed by customers in 10 states and the District of Columbia between February 1999 and April 2001. These putative class action lawsuits allege common law and statutory claims for fraud and deceptive practices and/or unlawful business practices regarding Blockbuster’s extended viewing fee policies for customers who choose to keep rental product beyond the initial rental term. Some of the cases also allege that these policies impose unlawful penalties and result in unjust enrichment. Blockbuster currently is also a defendant in three similar lawsuits filed by customers in Canada between July 2001 and July 2002. In January 2002, a Texas court entered a final judgment approving a national class settlement, which included settlements in 11 of the 14 pending putative class action lawsuits. Under the approved settlement, Blockbuster would make certificates available to class members for rentals and discounts and would pay up to $9.25 million in plaintiffs’ attorneys’ fees in connection with the settlement. In December 2002, the Texas court granted Blockbuster’s application for a permanent injunction and motion for declaratory relief and entered orders (i) confirming a broad scope of release, (ii) barring the settlement class members from challenging Blockbuster’s past and present extended viewing fee policies in any other litigation, and (iii) enjoining the settlement class members and anyone acting on their behalf, including their lawyers, from prosecuting claims on their behalf in the Illinois litigation discussed below. Two parties appealed to the Beaumont Court of Appeals objecting to the settlement and, in July 2003, the Beaumont Court of Appeals approved the settlement and remanded one issue back to the trial court to address the language in the settlement agreement as to a segment of the class and to determine if the appealing attorneys are entitled to any attorney’s fees with respect to that one issue. In January 2005 the trial court approved an addendum clarifying the language of the settlement agreement and entered an order resolving the remand issue. An agreement on attorney’s fees with respect to the remand issue was reached by plaintiffs’ attorneys with no payment by Blockbuster. One objecting party appealed the Texas court orders barring further litigation and confirming the broad scope of release and, in February 2004, the Beaumont Court of Appeals affirmed the trial court’s December 2002 orders confirming the broad scope of release and enjoining class members from prosecuting claims in Illinois. The Texas Supreme Court refused to hear the objecting parties’ appeals. In February 2002, on the basis of the Texas settlement, Blockbuster filed a motion to dismiss the pending Illinois litigation in which a provisional order had been entered in April 2001 certifying plaintiff and defendant classes, subject to further review and final determination. Blockbuster also filed a motion to compel arbitration as to some of the putative class members in the Illinois litigation. In September 2002, the Illinois state court judge denied the motion to dismiss and in August 2003 refused to compel arbitration. Blockbuster filed an interlocutory appeal in Illinois of the trial court’s denial of the motion to compel arbitration. On June 30, 2004, the Illinois Court of Appeals affirmed the trial court’s denial of the motion to compel on the grounds that the arbitration issue was not ripe (i) as no named plaintiff alleged a claim subject to the arbitration agreement and (ii) as no class was certified in the case there were no class members before the court who had signed an arbitration agreement. The case has been remanded to the trial court. In June 2002, in another Illinois case, a federal judge dismissed litigation because of the Texas settlement, and in July 2002, a California state court judge also ruled that the class claim allegations should be dismissed because of the Texas

BLOCKBUSTER INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Tabular dollars in millions except per share amounts)

settlement. In March 2003, a California state court judge ruled in favor of Blockbuster on the merits and granted summary judgment on all claims in a case that is not a putative class action, and the California Court of Appeals affirmed the summary judgment in February 2004, and (i) determined that neither the past or present extended viewing fee policies were unconscionable as a matter of law, (ii) found no breach and no penalty as a matter of law, and (iii) declined to “engage in judicial price regulation.” Blockbuster believes the plaintiffs’ positions in these cases are without merit and, if the settlement reached in Texas is not finally approved, Blockbuster intends to vigorously defend itself in any litigation. In March 2003, the Quebec Superior Court certified a class of customers in Quebec who paid extended viewing fees during the period January 1, 1992 to the present. The case was tried in March 2004, and in September 2004 the court ruled in Blockbuster’s favor, dismissed the lawsuit, and ordered plaintiffs to reimburse Blockbuster its costs. Plaintiffs have appealed. The remaining two Canadian cases are putative class action lawsuits. Blockbuster believes the plaintiffs’ positions in all of these cases are without merit and, if necessary, intends to vigorously defend itself.

On December 31, 2002, Buena Vista Home Entertainment, Inc. filed a complaint in United States District Court for the Central District of California claiming that Blockbuster had breached the revenue-sharing agreement between the two parties. Buena Vista claimed damages in excess of $120 million. Blockbuster answered and asserted counterclaims for reformation and breach of contract. The parties arbitrated their disputes and settled all claims regarding the revenue-sharing agreement. In connection with the settlement, Blockbuster accrued $18 million, of which $12 million was recorded in 2004. The federal court lawsuit has been dismissed with prejudice.

In March 2003, Elizabeth French filed a stockholder derivative action in Texas state court naming certain directors and officers of Blockbuster as individual defendants and Blockbuster as a nominal defendant. In this derivative action, the claim is for breach of fiduciary duties and identifies the relevant time period as April 26, 2002 to May 17, 2002. In April 2003, Mark Rabin filed a stockholder derivative action in Texas state court, naming certain directors and officers of Blockbuster as individual defendants and Blockbuster as a nominal defendant. In this derivative action, the plaintiff made substantially similar claims as made in the French action, and the relevant time period was identified as April 2002 to the present. The French and Rabin cases were consolidated into one action in Texas state court styled In re Blockbuster Inc. Derivative Litigation. On October 21, 2004, the state court granted Blockbuster’s special exceptions and plaintiffs subsequently dismissed their complaint.

On February 10, 2004, Howard Vogel filed a lawsuit in the Newcastle County Chancery Court, Delaware naming John Muething, Linda Griego, John Antioco, Jackie Clegg, Blockbuster, Viacom and Blockbuster’s directors who are also directors and/or officers of Viacom as defendants. Vogel alleges that a stock swap mechanism anticipated to be announced by Viacom would be a breach of fiduciary duty to minority stockholders and that the defendants engaged in unfair dealing and coercive conduct. The stockholder class action complaint asks the court to certify a class and to enjoin the then-anticipated transaction. Blockbuster believes the plaintiff’s position is without merit. Plaintiff has confirmed that Blockbuster and the other defendants are not required to respond to the pending complaint. Should it become necessary, Blockbuster intends to vigorously defend the litigation.

On July 9, 2004, Sheela Salazar and Alberto Vasquez filed a putative class action complaint against Blockbuster in Superior Court of California, Los Angeles County, on behalf of all hourly-paid California employees for a period starting July 9, 2000. The plaintiffs claim Blockbuster fails to pay overtime to its California hourly-paid employees in violation of California law, asserting fraud and violations of the California Labor Code, § 17200 of the California Business and Professions Code, and certain California Industrial Welfare

BLOCKBUSTER INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Tabular dollars in millions except per share amounts)

Commission wage orders. Plaintiffs seek recovery of alleged unpaid money, wages, penalties, costs and attorneys fees in an unstated dollar amount. Blockbuster believes that the claims are without merit and intends to vigorously defend itself.

On July 20, 2004, Joanne Miranda filed a putative collective class action complaint under the Fair Labor Standards Act (“FLSA”) in United States District Court for the Southern District of Florida purporting to act on behalf of all Blockbuster store managers who have worked for the Company since July 2001. The plaintiff claims that she, and other store managers, were improperly classified as exempt employees and thus are owed overtime payments under the FLSA. Plaintiffs seek recovery of alleged unpaid overtime compensation, liquidated damages, wages, penalties, costs and attorneys fees. On March 14, 2005, the court denied plaintiff’s motion for conditional class certification without prejudice. Blockbuster believes that the claims are without merit and intends to vigorously defend itself.

In January 2005, Blockbuster received inquiries from several state attorneys general, and received notices that certain other state attorneys general were commencing investigations, to determine the compliance by Blockbuster with applicable laws in connection with its “end of late fees” program as discussed in Note 13. While Blockbuster believes that the advertisement of the program was conducted in compliance with applicable laws, on March 29, 2005, Blockbuster entered into an Assurance of Voluntary Compliance (“AVC”) with 47 states and the District of Columbia. The AVC is not an admission of any legal violation by Blockbuster. Under the terms of the AVC, Blockbuster agreed to (i) provide certain refunds, store credit, or rental coupons to certain classes of customers; (ii) include additional information about the “end of late fees” program in participating stores as well as in any future advertising of the program and (iii) reimburse the states for their costs associated with the matter.

On February 18, 2005, Peter C. Harvey, New Jersey attorney general, filed a lawsuit against Blockbuster in Superior Court of New Jersey asserting that Blockbuster’s advertisement of its “end of late fees” program violated the New Jersey consumer fraud statute. Blockbuster removed the case to U.S. District Court of New Jersey. Blockbuster believes that the claims are without merit and intends to vigorously defend itself.

On February 22, 2005, Thomas Tallarino filed a putative class action in Superior Court of California, Los Angeles County, alleging that Blockbuster’s “end of late fees” program constitutes conversion and violates California consumer protection statutes prohibiting untrue and misleading advertising. The suit seeks equitable and injunctive relief. On February 22, 2005, Gary Lustberg filed a putative class action against Blockbuster in the Supreme Court of Nassau County, New York, and on February 25, 2005, Michael L. Galeno filed a putative class action in the Supreme Court of New York County, New York. These two New York suits allege breach of contract, unjust enrichment and that Blockbuster’s “end of late fees” program violates New York’s consumer protection statutes prohibiting deceptive and misleading business practices. The suits seek compensatory and punitive damages and injunctive relief. Blockbuster removed the Lustberg case to U.S. District Court, Eastern District of New York. On March 4, 2005, Ronit Yeroushalmi filed a putative class action in the Superior Court of California, Los Angeles County, alleging that Blockbuster’s “end of late fees” program constitutes fraud and violates California consumer protection statutes prohibiting untrue and misleading advertising. The suit also alleges unjust enrichment and seeks compensatory and punitive damages, injunctive relief and other equitable remedies. Also on March 4, 2005, Beth Creighton filed a putative class action in the Circuit Court of Multnomah County, Oregon alleging that Blockbuster’s “end of late fees” program violates Oregon’s consumer protection statutes prohibiting deceptive and misleading business practices. The suit alleges fraud and unjust enrichment and seeks equitable and injunctive relief. Blockbuster believes each of these claims is without merit and intends to vigorously defend itself.

BLOCKBUSTER INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Tabular dollars in millions except per share amounts)

Blockbuster is subject to various other legal proceedings in the course of conducting its business, including its business as a franchisor. Although Blockbuster believes that these proceedings are not likely to result in judgments that will have a material adverse effect on its business, Blockbuster cannot predict the impact of future developments affecting its outstanding claims and litigation.

Note 10—401(k) Savings Plan

Effective May 1, 1999, the Company established the Blockbuster Investment Plan (the “Plan”), a defined contribution 401(k) plan for the benefit of employees meeting certain eligibility requirements. Under the Plan, participants may contribute a portion of their earnings on a pre-tax basis, with the Company matching some portion of those contributions based upon the employee’s compensation status in accordance with the U.S. Internal Revenue Code. Employee contributions are forwarded to the Plan administrator and invested in various funds, including the Company’s class A and class B common stock, at the discretion of the employee. Company matching contributions are initially invested in Blockbuster’s class A common stock and can be reallocated at the sole discretion of the employee. The Company incurred 401(k) savings plan expenses of $6.1 million, $5.3 million and $4.4 million for the years ended December 31, 2004, 2003 and 2002, respectively.

Note 11—Acquisitions

During 2002, the Company acquired several businesses in the United States and selected international markets, which businesses own and operate entertainment-related stores and primarily offer pre-recorded home video, as well as video games, for rental and sale. The Company also acquired the second largest games retailer in the United Kingdom and the 51% interest that the Company did not already own in the Company’s joint venture based in Italy and related stockholder loans. The aggregate cost, consisting primarily of cash consideration, for these businesses approximated $106.0 million for the year ended December 31, 2002. Of these amounts, $80.5 million and $26.7 million were allocated to goodwill and intangible assets, respectively.

During 2004, the Company acquired several businesses in the United States that own and operate entertainment-related stores and primarily offer pre-recorded home video or video games for rental and sale. The aggregate cost, consisting primarily of cash consideration, for these businesses approximated $22.2 million for the year ended December 31, 2004. Of these amounts, $13.5 million and $0.3 million was allocated to goodwill and intangible assets, respectively.

All acquisitions were accounted for under the purchase method and, accordingly, the operating results of the acquired businesses are included in the consolidated results of operations of the Company since their respective date of acquisition. Pro forma results of operations have not been presented due to the immaterial nature of the acquisitions.

BLOCKBUSTER INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Tabular dollars in millions except per share amounts)

Note 12—Geographic Area

Information regarding the Company’s operations by geographic area is presented below. The principal geographic areas of the Company’s operations are the United States and Europe. Operations in Latin America, Australia, Canada and Asia are classified in “International-all other.” Intercompany transfers between geographic areas are not significant.

	Year Ended December 31,
	2004	2003	2002
		Restated	Restated
Revenues:
United States	$4,204.3	$4,364.4	$4,393.2
Europe	1,219.3	951.7	643.3
International-all other	629.6	595.6	529.4

Total revenues	$6,053.2	$5,911.7	$5,565.9

Long-lived assets(1):
United States	$1,300.7	$1,113.0	$1,410.6
Europe	210.9	205.0	245.9
International-all other	149.3	142.3	208.8
Corporate goodwill(2)	895.2	2,397.9	3,363.1

Total long-lived assets	$2,556.1	$3,858.2	$5,228.4

(1)	Includes all non-current assets, except the Viacom receivable and deferred tax assets.
(2)	Includes goodwill from the acquisition of Blockbuster by Viacom.

Note 13—Subsequent Events

On February 4, 2005, the Company commenced a tender offer to purchase all of the outstanding shares of Hollywood Entertainment Corporation (“Hollywood”) for consideration having an aggregate value of $14.50 per share, comprised of $11.50 in cash and $3.00 in shares of Blockbuster class A common stock. In connection with the equity tender offer, on February 11, 2005, Blockbuster commenced an offer to purchase for cash any and all of the $225.0 million principal amount of 9.625% Senior Subordinated Notes due 2011 issued by Hollywood. Consummation of the equity and debt tender offers was subject to many conditions and contingencies, including Blockbuster’s ability to obtain necessary regulatory clearance with the Federal Trade Commission and Blockbuster’s ability to close the necessary financings. On March 25, 2005, the Company announced that the equity and debt tender offers expired in accordance with their terms at midnight, New York City time, on March 24, 2005. The Company’s decision not to extend its offers was reached after a careful review of all of the available facts and circumstances. Among those things that played prominently for the Company were Hollywood’s recent public filings and the unlikely resolution of the Company’s request for regulatory clearance on an acceptable timetable. Given the circumstances, in the Company’s judgment it was not in the Company’s best interest to continue to pursue the acquisition. The equity and debt tender offers expired in accordance with their terms, and the Company did not accept for payment and did not pay for any tendered shares or notes.

In December 2004, Blockbuster announced the “end of late fees” beginning on January 1, 2005, which means Blockbuster no longer charges extended viewing fees, commonly referred to as “late fees,” on any movie or game rental at more than 4,500 company-operated stores and approximately 550 participating franchise stores in the United States. Blockbuster’s Canadian operations also adopted a similar program at its 426 stores across

BLOCKBUSTER INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Tabular dollars in millions except per share amounts)

Canada, effective January 29, 2005. Under this new policy, rental transactions will continue to have due dates of either two days or one-week depending on the specific rental with all transactions having a one-week grace period from the due date. If the product has not been returned by the end of the grace period, it is purchased by the customer under the terms of our standard membership agreement. The purchase price will be the lower of (i) the full retail price or (ii) the price for previously-rented product, if the product was available from us as a previously-rented product at the time of the rental. In addition, the price will be reduced by the amount of the rental fee paid. If the product is subsequently returned within 30 days, the customer will receive a full credit to his or her account, less a minimal restocking fee of $1.25. Blockbuster’s franchisees have control over all operating and pricing decisions at their respective locations, including whether or not to eliminate extended viewing fees and the specific rental terms underlying any elimination of extended viewing fees. This has resulted in significant variations of rental terms, selling terms and restocking fees among company-operated and franchised BLOCKBUSTER stores. As discussed in Note 9, in January 2005 Blockbuster received inquiries from several state attorneys general, and received notices that certain other state attorneys general were commencing investigations, to determine the compliance by us with applicable laws in connection with the advertisement of our “end of late fees” program. As discussed in Note 9, while Blockbuster believes that the advertisement of the program was conducted in compliance with applicable laws, on March 29, 2005, without admitting any legal violation, Blockbuster entered into an Assurance of Voluntary Compliance with 47 states and the District of Columbia. See Note 9 for information about other litigation relating to the program.

As discussed in Note 7, the Credit Facilities require compliance with certain financial covenants. On May 4, 2005 and August 8, 2005, the Company obtained amendments to the credit agreement which included relief from the agreement’s original covenant requirements. Without the benefit of this relief, the Company would have been in violation of the financial covenants at September 30, 2005.

On November 4, 2005, the Company obtained a further amendment to the credit agreement (the “third amendment”). The effectiveness of the modifications to the credit agreement set forth in the third amendment is conditioned upon, among other things, the Company having consummated either (a) the issuance and sale of shares of the Company’s common stock or convertible preferred stock or (b) other equity arrangements satisfactory to a majority of lenders, in either case for gross cash proceeds to the Company of at least $100,000,000 and otherwise on terms reasonably satisfactory to the administrative agent under the credit agreement. Upon the effectiveness of the third amendment, the interim waiver period provisions contained in the previous amendment will cease to be in effect and certain changes to the credit agreement, including less stringent financial covenants and other key provisions, will become effective. Absent the modifications to the credit agreement contained in the third amendment, the Company believes it is probable that the Company could fail to meet the financial covenants of the credit agreement at December 31, 2005 and future covenant measurement dates. Failure to meet the financial covenants could result in an event of default and acceleration of amounts due under the credit agreement.

On November 8, 2005, the Company announced its intentions to launch an offer for the sale of at least $100,000,000 in Series A cumulative convertible perpetual preferred stock. The Company plans to complete the sale of these securities during the fourth quarter of 2005. The sale of this cumulative convertible perpetual preferred stock would satisfy the conditions described above.

BLOCKBUSTER INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Tabular dollars in millions except per share amounts)

Note 14—Quarterly Financial Data (unaudited)

Summarized quarterly financial data for 2004 and 2003 appears below:

	First Quarter(3)	Second Quarter	Third Quarter(2)	Fourth Quarter(1)	Total Year (1)(2)(3)
	Restated	Restated	Restated
2004
Revenues	$1,503.1	$1,421.2	$1,410.0	$1,718.9	$6,053.2
Gross profit	$923.6	$871.4	$861.8	$955.0	$3,611.8
Income (loss) before cumulative effect of change in accounting principle	$114.4	$48.6	$(1,414.6)	$2.8	$(1,248.8)
Net income (loss)	$114.4	$48.6	$(1,414.6)	$2.8	$(1,248.8)
Income (loss) per share before cumulative effect of change in accounting principle—basic	$0.63	$0.27	$(7.81)	$0.02	$(6.89)
Income (loss) per share before cumulative effect of change in accounting principle—diluted	$0.63	$0.27	$(7.81)	$0.02	$(6.89)
Net income (loss) per share—basic	$0.63	$0.27	$(7.81)	$0.02	$(6.89)
Net income (loss) per share—diluted	$0.63	$0.27	$(7.81)	$0.02	$(6.89)
Weighted average shares outstanding—basic	181.0	181.1	181.1	181.5	181.2
Weighted average shares outstanding—diluted	182.0	181.6	181.1	183.2	181.2

	First Quarter(5)	Second Quarter	Third Quarter	Fourth Quarter(4)	Total Year (4)(5)
	Restated	Restated	Restated	Restated	Restated
2003
Revenues	$1,517.8	$1,392.2	$1,384.5	$1,617.2	$5,911.7
Gross profit	$886.1	$843.2	$869.6	$923.0	$3,521.9
Income (loss) before cumulative effect of change in accounting principle	$86.2	$62.5	$65.0	$(1,188.0)	$(974.3)
Net income (loss)	$81.8	$62.5	$65.0	$(1,188.0)	$(978.7)
Income (loss) per share before cumulative effect of change in accounting principle—basic	$0.48	$0.35	$0.36	$(6.57)	$(5.41)
Income (loss) per share before cumulative effect of change in accounting principle—diluted	$0.48	$0.35	$0.36	$(6.57)	$(5.41)
Net income (loss) per share—basic	$0.46	$0.35	$0.36	$(6.57)	$(5.43)
Net income (loss) per share—diluted	$0.45	$0.35	$0.36	$(6.57)	$(5.43)
Weighted average shares outstanding—basic	179.6	179.8	180.1	180.9	180.1
Weighted average shares outstanding—diluted	180.1	180.6	181.8	180.9	180.1

(1)	During the fourth quarter of 2004, in conjunction with the Company’s adoption of SFAS 123R as described in Note 1 to the consolidated financial statements, the Company recognized $18.3 million of compensation expense related to share-based compensation. Also as described in Note 1 to the consolidated financial statements, the Company adopted the expense recognition provisions of FIN 28 as of January 1, 2004. Because the Company applied the disclosure-only provisions of SFAS 123 through September 30, 2004, the cumulative effect of change in accounting principle of $23.1 million, net of tax, recognized upon adoption of the expense recognition provisions of FIN 28 has not been reflected in the Company’s Consolidated Statements of Operations for the year ended December 31, 2004.

BLOCKBUSTER INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Tabular dollars in millions except per share amounts)

(2)	During the third quarter of 2004, as described in Note 3 to the consolidated financial statements, the Company recognized non-cash charges of $1.5 billion to impair goodwill and other long-lived assets, in accordance with SFAS 142 and SFAS 144. This charge is reflected as a separate item on the Consolidated Statement of Operations.
(3)	During the first quarter of 2004, the Company recognized a tax benefit of $37.1 million resulting from the resolution of a federal income tax audit for tax years January 1, 1997 through May 4, 2000.
(4)	During the fourth quarter of 2003, as described in Note 3 to the consolidated financial statements, the Company recognized non-cash charges of $1.3 billion to impair goodwill and other long-lived assets, in accordance with SFAS 142 and SFAS 144. This charge is reflected as a separate item on the Consolidated Statement of Operations.
(5)	During the first quarter of 2003, the Company adopted SFAS 143 which requires the capitalization of any retirement costs as part of the total cost of the related long-lived asset and the subsequent allocation of the total expense to future periods. The application of this new accounting standard required us to record a $4.4 million cumulative effect of a change in accounting principle, as described in Note 1 to the consolidated financial statements.

As discussed in Note 1, the Company has restated its previously issued financial statements to adjust its accounting for leasehold improvements and tenant allowances. These restatements resulted in an adjustment to net income (loss) and income (loss) before cumulative effect of change in accounting principle of approximately $1.8 million for each of the first, second and third quarters of 2004 and $1.3 million for each quarter of 2003. Diluted EPS increased approximately $0.01 in the each of the first, second and third quarters of 2004 and each quarter of 2003 as a result of the restatements.